Exhibit 99.2
Unless otherwise defined herein, the capitalized terms used herein are defined in the notes to our March 31, 2015 condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the March 31, 2015 Quarterly Report) and Part II of our 2014 Annual Report on Form 10-K (the 2014 Annual Report), as applicable. The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our March 31, 2015 Quarterly Report and our 2014 Annual Report. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global (or its predecessor) or collectively to Liberty Global (or its predecessor) and its subsidiaries.
Certain statements in this exhibit constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that statements in this exhibit are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, statements under Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative may contain forward-looking statements, including statements regarding our business, product, foreign currency and finance strategies, our property and equipment additions, subscriber growth and retention rates, competitive, regulatory and economic factors, the timing and impacts of proposed transactions, the maturity of our markets, the anticipated impacts of new legislation (or changes to existing rules and regulations), anticipated revenue decreases or cost increases, liquidity, credit risks, foreign currency risks, target leverage levels, our future projected contractual commitments and cash flows and other information and statements that are not historical fact.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including the most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of the filing of the March 31, 2015 Quarterly Report. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ATTRIBUTED FINANCIAL INFORMATION
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets of (i) our operations in Latin America and the Caribbean (collectively, the LiLAC Group) as further described in note 1 to our attributed financial information and (ii) all of our other businesses, assets and liabilities not specifically attributed to the LiLAC Group (the Liberty Global Group). The attributed financial information presented herein has been prepared assuming this attribution had been completed as of January 1, 2012. However, this attribution of historical financial information does not necessarily represent the actual results and balances that would have occurred if such attribution had actually been in place during the periods presented.
Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty Global Group and the LiLAC Group, our tracking share capital structure will not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries each continue to be responsible for our respective liabilities. Holders of Liberty Global Class A Ordinary Shares, Liberty Global Class B Ordinary Shares and Liberty Global Class C Ordinary Shares (collectively, the Liberty Global Ordinary Shares), LiLAC Class A Ordinary Shares, LiLAC Class B Ordinary Shares and LiLAC Class C Ordinary Shares (collectively, the LiLAC Ordinary Shares) and any other shares in the capital of Liberty Global designated as ordinary shares from time to time will continue to be subject to risks associated with an investment in Liberty Global as a whole, even if a holder does not own both Liberty Global Ordinary Shares and LiLAC Ordinary Shares. The distribution of LiLAC Ordinary Shares does not affect the rights of our creditors.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$550.4	$80.0	$—	$630.4
Trade receivables, net	1,190.9	116.9	—	1,307.8
Deferred income taxes (note 4)	286.9	17.5	—	304.4
Derivative instruments (note 2)	229.5	1.4	—	230.9
Prepaid expenses	206.1	18.7	—	224.8
Other current assets (note 6)	200.1	65.7	(2.6)	263.2
Total current assets	2,663.9	300.2	(2.6)	2,961.5
Investments	2,032.9	—	—	2,032.9
Property and equipment, net	21,009.0	812.9	—	21,821.9
Goodwill	26,155.9	774.2	—	26,930.1
Intangible assets subject to amortization, net	7,849.0	68.5	—	7,917.5
Other assets, net (notes 2, 4 and 6)	5,195.0	830.0	(8.1)	6,016.9
Total assets	$64,905.7	$2,785.8	$(10.7)	$67,680.8

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$996.6	$75.8	$—	$1,072.4
Deferred revenue and advance payments from subscribers and others	1,434.9	45.0	—	1,479.9
Current portion of debt and capital lease obligations (notes 3 and 6)	1,292.1	0.7	—	1,292.8
Accrued interest (note 6)	548.6	30.0	—	578.6
Derivative instruments (note 2)	356.5	34.3	—	390.8
Other accrued and current liabilities (notes 4 and 6)	2,809.9	221.1	(2.6)	3,028.4
Total current liabilities	7,438.6	406.9	(2.6)	7,842.9
Long-term debt and capital lease obligations (notes 3 and 6)	40,725.9	2,072.7	(8.1)	42,790.5
Other long-term liabilities (notes 2, 4 and 6)	4,472.0	199.1	—	4,671.1
Total liabilities	52,636.5	2,678.7	(10.7)	55,304.5
Equity attributable to Liberty Global shareholders	12,898.2	56.4	—	12,954.6
Noncontrolling interests	(629.0)	50.7	—	(578.3)
Total equity	12,269.2	107.1	—	12,376.3
Total liabilities and equity	$64,905.7	$2,785.8	$(10.7)	$67,680.8

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,051.4	$107.1	$—	$1,158.5
Trade receivables, net	1,374.9	124.6	—	1,499.5
Derivative instruments (note 2)	445.5	1.1	—	446.6
Deferred income taxes (note 4)	275.6	14.7	—	290.3
Prepaid expenses	179.0	10.7	—	189.7
Other current assets (note 6)	266.0	73.9	(4.0)	335.9
Total current assets	3,592.4	332.1	(4.0)	3,920.5
Investments	1,808.2	—	—	1,808.2
Property and equipment, net	23,016.0	824.6	—	23,840.6
Goodwill	28,214.3	787.3	—	29,001.6
Intangible assets subject to amortization, net	9,119.1	70.7	—	9,189.8
Other assets, net (notes 2, 4 and 6)	4,334.5	756.3	(9.6)	5,081.2
Total assets	$70,084.5	$2,771.0	$(13.6)	$72,841.9

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$959.7	$79.3	$—	$1,039.0
Deferred revenue and advance payments from subscribers and others	1,407.7	44.5	—	1,452.2
Current portion of debt and capital lease obligations (notes 3 and 6)	1,550.2	0.7	—	1,550.9
Derivative instruments (note 2)	1,004.0	39.7	—	1,043.7
Accrued interest (note 6)	638.6	52.0	—	690.6
Other accrued and current liabilities (notes 4 and 6)	3,206.2	211.7	(4.0)	3,413.9
Total current liabilities	8,766.4	427.9	(4.0)	9,190.3
Long-term debt and capital lease obligations (notes 3 and 6)	42,544.7	2,072.8	(9.4)	44,608.1
Other long-term liabilities (notes 2, 4 and 6)	4,726.5	201.2	(0.2)	4,927.5
Total liabilities	56,037.6	2,701.9	(13.6)	58,725.9
Equity attributable to Liberty Global shareholders	14,694.3	20.2	—	14,714.5
Noncontrolling interests	(647.4)	48.9	—	(598.5)
Total equity	14,046.9	69.1	—	14,116.0
Total liabilities and equity	$70,084.5	$2,771.0	$(13.6)	$72,841.9

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,229.1	$287.8	$—	$4,516.9
Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,557.1	128.8	—	1,685.9
SG&A (including share-based compensation) (notes 1 and 5)	755.4	49.7	—	805.1
Depreciation and amortization	1,399.2	52.2	—	1,451.4
Impairment, restructuring and other operating items, net	9.9	7.1	—	17.0
	3,721.6	237.8	—	3,959.4
Operating income	507.5	50.0	—	557.5
Non-operating income (expense):
Interest expense (note 6)	(577.6)	(38.5)	0.2	(615.9)
Realized and unrealized gains on derivative instruments, net (note 2)	539.1	79.4	—	618.5
Foreign currency transaction losses, net	(993.2)	(42.4)	—	(1,035.6)
Realized and unrealized gains due to changes in fair values of certain investments, net	151.4	—	—	151.4
Losses on debt modification and extinguishment, net	(274.5)	—	—	(274.5)
Other expense, net	(0.6)	(0.2)	(0.2)	(1.0)
	(1,155.4)	(1.7)	—	(1,157.1)
Earnings (loss) before income taxes	(647.9)	48.3	—	(599.6)
Income tax benefit (expense) (note 4)	93.8	(15.9)	—	77.9
Net earnings (loss)	(554.1)	32.4	—	(521.7)
Net earnings attributable to noncontrolling interests	(14.0)	(1.8)	—	(15.8)
Net earnings (loss) attributable to Liberty Global shareholders	$(568.1)	$30.6	$—	$(537.5)

Net earnings (loss)	$(554.1)	$32.4	$—	$(521.7)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(698.6)	7.5	—	(691.1)
Reclassification adjustments included in net loss	0.1	—	—	0.1
Pension-related adjustments and other	(1.5)	—	—	(1.5)
Other comprehensive earnings (loss)	(700.0)	7.5	—	(692.5)
Comprehensive earnings (loss)	(1,254.1)	39.9	—	(1,214.2)
Comprehensive earnings attributable to noncontrolling interests	(14.1)	(1.8)	—	(15.9)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(1,268.2)	$38.1	$—	$(1,230.1)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,233.8	$300.0	$(0.1)	$4,533.7
Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,562.6	136.3	(0.1)	1,698.8
SG&A (including share-based compensation) (notes 1 and 5)	707.9	54.6	—	762.5
Depreciation and amortization	1,325.2	51.9	—	1,377.1
Impairment, restructuring and other operating items, net	110.3	3.3	—	113.6
	3,706.0	246.1	(0.1)	3,952.0
Operating income	527.8	53.9	—	581.7
Non-operating income (expense):
Interest expense (note 6)	(621.8)	(32.0)	0.3	(653.5)
Realized and unrealized losses on derivative instruments, net (note 2)	(250.0)	(126.6)	—	(376.6)
Foreign currency transaction gains (losses), net	(46.5)	25.7	—	(20.8)
Realized and unrealized losses due to changes in fair values of certain investments, net	(60.2)	—	—	(60.2)
Losses on debt modification and extinguishment, net	(18.9)	(2.0)	—	(20.9)
Other income, net	13.2	0.4	(0.3)	13.3
	(984.2)	(134.5)	—	(1,118.7)
Loss from continuing operations before income taxes	(456.4)	(80.6)	—	(537.0)
Income tax benefit (note 4)	107.2	9.8	—	117.0
Loss from continuing operations	(349.2)	(70.8)	—	(420.0)
Discontinued operations:
Earnings from discontinued operations, net of taxes	0.8	—	—	0.8
Gain on disposal of discontinued operations, net of taxes	339.9	—	—	339.9
	340.7	—	—	340.7
Net loss	(8.5)	(70.8)	—	(79.3)
Net loss (earnings) attributable to noncontrolling interests	(3.3)	3.8	—	0.5
Net loss attributable to Liberty Global shareholders	$(11.8)	$(67.0)	$—	$(78.8)

Net loss	$(8.5)	$(70.8)	$—	$(79.3)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	140.0	(81.9)	—	58.1
Reclassification adjustments included in net loss	64.1	—	—	64.1
Pension-related adjustments and other	—	—	—	—
Other comprehensive earnings (loss)	204.1	(81.9)	—	122.2
Comprehensive earnings (loss)	195.6	(152.7)	—	42.9
Comprehensive loss (earnings) attributable to noncontrolling interests	(3.3)	3.8	—	0.5
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$192.3	$(148.9)	$—	$43.4

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(554.1)	$32.4	$—	$(521.7)
Adjustments to reconcile earnings (loss) to net cash provided by operating activities:
Share-based compensation expense	72.5	(1.1)	—	71.4
Depreciation and amortization	1,399.2	52.2	—	1,451.4
Impairment, restructuring and other operating items, net	9.9	7.1	—	17.0
Amortization of deferred financing costs and non-cash interest accretion	17.6	0.9	—	18.5
Realized and unrealized gains on derivative instruments, net	(539.1)	(79.4)	—	(618.5)
Foreign currency transaction losses, net	993.2	42.4	—	1,035.6
Realized and unrealized gains due to changes in fair values of certain investments, net	(151.4)	—	—	(151.4)
Losses on debt modification and extinguishment, net	274.5	—	—	274.5
Deferred income tax benefit	(186.9)	(0.3)	—	(187.2)
Excess tax benefits from share-based compensation	(16.8)	(3.2)	—	(20.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	35.3	(31.0)	—	4.3
Net cash provided by operating activities	1,353.9	20.0	—	1,373.9

Cash flows from investing activities:
Capital expenditures	(611.4)	(49.8)	—	(661.2)
Investments in and loans to affiliates and others	(122.3)	(0.4)	—	(122.7)
Other investing activities, net	8.6	1.9	(1.6)	8.9
Net cash used by investing activities	$(725.1)	$(48.3)	$(1.6)	$(775.0)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Three months ended March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$6,695.2	$—	$—	$6,695.2
Repayments and repurchases of debt and capital lease obligations	(6,542.8)	(0.2)	—	(6,543.0)
Net cash paid related to derivative instruments	(486.5)	—	—	(486.5)
Repurchase of Liberty Global shares	(425.9)	—	—	(425.9)
Payment of financing costs and debt premiums	(269.8)	—	—	(269.8)
Net cash paid associated with call option contracts on Liberty Global shares	(122.9)	—	—	(122.9)
Change in cash collateral	61.8	—	—	61.8
Inter-group payments, net	(1.6)	—	1.6	—
Other financing activities, net	(22.6)	3.1	—	(19.5)
Net cash provided (used) by financing activities	(1,115.1)	2.9	1.6	(1,110.6)

Effect of exchange rate changes on cash	(14.7)	(1.7)	—	(16.4)

Net decrease in cash and cash equivalents	(501.0)	(27.1)	—	(528.1)
Cash and cash equivalents:
Beginning of period	1,051.4	107.1	—	1,158.5
End of period	$550.4	$80.0	$—	$630.4

Cash paid for interest	$613.5	$58.9	$—	$672.4

Net cash paid for taxes	$116.9	$6.1	$—	$123.0

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(8.5)	$(70.8)	$—	$(79.3)
Earnings from discontinued operations	(340.7)	—	—	(340.7)
Loss from continuing operations	(349.2)	(70.8)	—	(420.0)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Share-based compensation expense	52.8	2.3	—	55.1
Depreciation and amortization	1,325.2	51.9	—	1,377.1
Impairment, restructuring and other operating items, net	110.3	3.3	—	113.6
Amortization of deferred financing costs and non-cash interest accretion	21.2	0.8	—	22.0
Realized and unrealized losses on derivative instruments, net	250.0	126.6	—	376.6
Foreign currency transaction losses (gains), net	46.5	(25.7)	—	20.8
Realized and unrealized losses due to changes in fair values of certain investments, net	60.2	—	—	60.2
Losses on debt modification and extinguishment, net	18.9	2.0	—	20.9
Deferred income tax benefit	(165.8)	(18.4)	—	(184.2)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(142.9)	21.2	—	(121.7)
Net cash used by operating activities of discontinued operations	(9.6)	—	—	(9.6)
Net cash provided by operating activities	1,217.6	93.2	—	1,310.8

Cash flows from investing activities:
Proceeds received upon disposition of discontinued operation, net of disposal costs	993.0	—	—	993.0
Capital expenditures	(694.9)	(40.1)	—	(735.0)
Sale of related-party receivable	404.6	—	(404.6)	—
Investments in and loans to affiliates and others	(8.7)	(0.4)	—	(9.1)
Other investing activities, net	(17.3)	0.1	—	(17.2)
Net cash used by investing activities of discontinued operations, including deconsolidated cash	(3.8)	—	—	(3.8)
Net cash provided (used) by investing activities	$672.9	$(40.4)	$(404.6)	$227.9

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Three months ended March 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	$(1,931.8)	$(119.8)	$—	$(2,051.6)
Borrowings of debt	1,523.3	24.5	—	1,547.8
Repurchase of Liberty Global shares	(376.8)	—	—	(376.8)
Net cash paid associated with call option contracts on Liberty Global shares	(156.0)	—	—	(156.0)
Net cash paid related to derivative instruments	(63.5)	(34.7)	—	(98.2)
Payment of financing costs and debt premiums	(12.0)	(27.1)	—	(39.1)
Change in cash collateral	4.4	—	—	4.4
Inter-group payments, net	—	(404.6)	404.6	—
Other financing activities, net	(442.3)	449.5	—	7.2
Net cash used by financing activities of discontinued operations	(1.2)	—	—	(1.2)
Net cash used by financing activities	(1,455.9)	(112.2)	404.6	(1,163.5)

Effect of exchange rate changes on cash	15.9	(0.9)	—	15.0

Net increase (decrease) in cash and cash equivalents:
Continuing operations	465.1	(60.3)	—	404.8
Discontinued operations	(14.6)	—	—	(14.6)
Net increase (decrease) in cash and cash equivalents	450.5	(60.3)	—	390.2
Cash and cash equivalents:
Beginning of period	2,526.9	175.0	—	2,701.9
End of period	$2,977.4	$114.7	$—	$3,092.1

Cash paid for interest – continuing operations	$616.5	$17.8	$(3.2)	$631.1
Net cash paid for taxes:
Continuing operations	$24.9	$7.6	$—	$32.5
Discontinued operations	0.9	—	—	0.9
Total	$25.8	$7.6	$—	$33.4

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
March 31, 2015
(unaudited)

(1)	Attributed Financial Information
The Liberty Global Group and the LiLAC Group focus on providing video, broadband internet, fixed-line telephony and mobile services in Europe and Latin America, respectively. The LiLAC Group will initially comprise (i) VTR Finance and its subsidiaries, which include VTR GlobalCom SpA (VTR), (ii) Lila Chile Holding BV (Lila Chile Holding), which is the parent entity of VTR Finance, (iii) LiLAC Holdings Inc., formerly known as LGI Broadband Operations, Inc., and its subsidiaries, which include Liberty Puerto Rico, and (iv) the costs associated with certain corporate employees of Liberty Global that are exclusively focused on the management of the LiLAC Group (the LiLAC Corporate Costs). The Liberty Global Group will initially comprise all of our consolidated subsidiaries that are not included in the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding, Telenet, Ziggo Group Holding, our corporate entities and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any businesses that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group. The specific debt obligations attributed to each of the Liberty Global Group and the LiLAC Group are detailed in note 3 below. In order to provide liquidity to fund, among other things, ongoing operating costs and acquisitions, we intend, prior to the distribution of the LiLAC Ordinary Shares, to contribute $100 million in cash to one or more subsidiaries attributed to the LiLAC Group that are outside of the VTR Finance and Liberty Puerto Rico borrowing groups.
The operating results we will report in periods beginning on or after July 1, 2015, the expected allotment and issuance date of the LiLAC Ordinary Shares, will differ from the operating results presented in the accompanying attributed statement of operations information due to the fact that, following the distribution of the LiLAC Ordinary Shares, we will begin allocating a portion of the costs of the Liberty Global Group’s corporate functions to the LiLAC Group. For additional information, see note 5.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

(2)	Derivative Instruments
The following table provides details of the fair values of our derivative instrument assets and liabilities:

	March 31, 2015			December 31, 2014
	Current	Long-term	Total	Current	Long-term	Total
	in millions
Assets:
Liberty Global Group:
Cross-currency and interest rate derivative contracts	$224.5	$1,822.5	$2,047.0	$443.6	$812.5	$1,256.1
Equity-related derivative instruments	—	389.0	389.0	—	400.2	400.2
Foreign currency forward contracts	3.9	—	3.9	1.4	—	1.4
Other	1.1	1.3	2.4	0.5	0.9	1.4
Total Liberty Global Group	229.5	2,212.8	2,442.3	445.5	1,213.6	1,659.1
LiLAC Group:
Cross-currency derivative contracts	—	192.1	192.1	—	101.2	101.2
Foreign currency forward contracts	1.4	—	1.4	1.1	—	1.1
Total LiLAC Group	1.4	192.1	193.5	1.1	101.2	102.3
Total assets	$230.9	$2,404.9	$2,635.8	$446.6	$1,314.8	$1,761.4
Liabilities:
Liberty Global Group:
Cross-currency and interest rate derivative contracts	$308.4	$1,550.8	$1,859.2	$987.9	$1,443.9	$2,431.8
Equity-related derivative instruments	33.2	178.5	211.7	15.3	73.1	88.4
Foreign currency forward contracts	14.7	—	14.7	0.6	—	0.6
Other	0.2	0.1	0.3	0.2	0.1	0.3
Total Liberty Global Group	356.5	1,729.4	2,085.9	1,004.0	1,517.1	2,521.1
LiLAC Group:
Cross-currency derivative contracts	34.3	—	34.3	39.5	—	39.5
Foreign currency forward contracts	—	—	—	0.2	—	0.2
Total LiLAC Group	34.3	—	34.3	39.7	—	39.7
Total liabilities	$390.8	$1,729.4	$2,120.2	$1,043.7	$1,517.1	$2,560.8

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

The details of our realized and unrealized gains (losses) on derivative instruments, net, are as follows:

	Three months ended March 31,
	2015	2014
	in millions
Liberty Global Group:
Cross-currency and interest rate derivative contracts	$662.3	$(292.7)
Equity-related derivative instruments:
ITV Collar	(105.4)	—
Sumitomo Collar	(10.1)	8.5
Virgin Media Capped Calls	0.6	0.2
Ziggo Collar	—	15.4
Total equity-related derivative instruments	(114.9)	24.1
Foreign currency forward contracts	(9.3)	19.1
Other	1.0	(0.5)
Total Liberty Global Group	539.1	(250.0)
LiLAC Group:
Cross-currency derivative contracts	78.2	(127.5)
Foreign currency forward contracts	1.2	0.9
Total LiLAC Group	79.4	(126.6)
Total	$618.5	$(376.6)
The net cash received or paid related to our derivative instruments is classified as an operating, investing or financing activity in our condensed consolidated statements of cash flows based on the objective of the derivative instrument and the classification of the applicable underlying cash flows. For derivative contracts that are terminated prior to maturity, the cash paid or received upon termination that relates to future periods is classified as a financing activity. The classification of these cash inflows (outflows) is as follows:

	Three months ended March 31,
	2015	2014
	in millions
Liberty Global Group:
Operating activities	$(118.7)	$(211.4)
Investing activities	2.6	—
Financing activities	(486.5)	(63.5)
Total Liberty Global Group	(602.6)	(274.9)
LiLAC Group:
Operating activities	(19.1)	0.6
Financing activities	—	(34.7)
Total LiLAC Group	(19.1)	(34.1)
Total	$(621.7)	$(309.0)

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

(3)	Debt and Capital Lease Obligations
Debt
The U.S. dollar equivalents of our debt attributed to the Liberty Global Group and the LiLAC Group are as follows:

	March 31, 2015			Estimated fair value		Carrying value
	Weighted average interest rate	Unused borrowing capacity
		Borrowing currency	U.S. $ equivalent	March 31,	December 31,	March 31,	December 31,
				2015	2014	2015	2014
		in millions
Liberty Global Group:
Third-party debt:
VM Notes	5.63%	—	$—	$10,602.7	$8,461.0	$10,117.2	$8,060.7
VM Credit Facility	3.77%	£660.0	979.7	3,768.1	4,734.9	3,752.0	4,804.0
VM Convertible Notes	6.50%	—	—	182.3	178.7	56.6	56.8
Ziggo Credit Facilities	3.64%	€650.0	697.3	5,249.0	4,663.0	5,180.4	4,710.8
Ziggo SPE Notes	4.48%	—	—	1,747.3	—	1,687.4	—
Ziggo Notes	6.82%	—	—	985.7	1,082.3	953.1	1,077.0
Unitymedia Notes	5.04%	—	—	7,628.8	7,869.3	7,250.8	7,400.9
Unitymedia Revolving Credit Facilities	—%	€500.0	536.4	—	319.4	—	338.8
UPCB SPE Notes	6.85%	—	—	2,872.2	4,279.0	2,703.8	4,009.4
UPC Broadband Holding Bank Facility	3.25%	€846.2	907.8	1,509.5	3,156.4	1,516.7	3,179.2
UPC Holding Senior Notes	6.59%	—	—	1,619.8	2,603.6	1,481.5	2,391.6
Telenet SPE Notes	5.91%	—	—	2,171.3	2,450.4	2,038.3	2,299.0
Telenet Credit Facility	3.44%	€322.9	346.4	1,461.5	1,633.4	1,452.9	1,638.6
Sumitomo Collar Loan	1.88%	—	—	817.3	818.0	786.9	787.7
ITV Collar Loan	1.73%	—	—	649.1	678.2	638.1	667.0
Vendor financing	3.37%	—	—	832.3	946.4	832.3	946.4
Other	9.29%	—	—	155.6	171.5	155.6	171.5
Total Liberty Global Group third-party debt	4.88%		3,467.6	42,252.5	44,045.5	40,603.6	42,539.4
Related-party debt – Lila Chile Note	5.90%	—	—	(a)	(a)	8.1	9.4
Total Liberty Global Group debt	4.88%		3,467.6	42,252.5	44,045.5	40,611.7	42,548.8
LiLAC Group:
VTR Finance Senior Secured Notes (b)	6.88%	—	—	1,459.5	1,439.4	1,400.0	1,400.0
VTR Credit Facility	—%	(c)	195.2	—	—	—	—
Liberty Puerto Rico Bank Facility	5.20%	$40.0	40.0	666.7	666.2	672.0	672.0
Total LiLAC Group debt	6.34%		235.2	2,126.2	2,105.6	2,072.0	2,072.0
Inter-group eliminations	—%		—	—	—	(8.1)	(9.4)
Total debt	4.94%		$3,702.8	$44,378.7	$46,151.1	$42,675.6	$44,611.4
_______________

(a)	The fair values of the Lila Chile Note is not subject to reasonable estimation due to the related-party nature of this loan. For additional information regarding the Lila Chile Note, see note 6.

(b)
Represents the interest rate on the VTR Finance Senior Secured Notes at March 31, 2015. The interest rate presented represents the stated rate and does not include the impact of VTR’s derivative instruments, deferred financing costs or commitment fees, all of which affect VTR’s overall cost of borrowing. Including the effects of derivative instruments and commitment fees, but excluding the impact of financing costs, VTR’s interest rate on its indebtedness was 11.1% at March 31, 2015.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

(c)
Unused borrowing capacity relates to the senior secured revolving credit facility of entities within VTR, which includes a $160.0 million U.S. dollar facility (the VTR Dollar Credit Facility) and a CLP 22.0 billion ($35.2 million) Chilean peso facility (the VTR CLP Credit Facility, and together with the VTR Dollar Credit Facility, the VTR Credit Facility), each of which were undrawn at March 31, 2015. The VTR Dollar Credit Facility and the VTR CLP Credit Facility have fees on unused commitments of 1.1% and 1.34% per year, respectively.

Capital Lease Obligations
The U.S. dollar equivalents of our capital lease obligations attributed to the Liberty Global Group and the LiLAC Group are as follows:

	March 31,	December 31,
	2015	2014
	in millions
Capital lease obligations:
Liberty Global Group:
Unitymedia	$712.5	$810.1
Telenet	367.9	413.4
Virgin Media	231.3	255.3
Other subsidiaries	94.6	67.3
Total Liberty Global Group capital lease obligations	1,406.3	1,546.1
LiLAC Group:
Liberty Puerto Rico	0.9	1.0
VTR	0.5	0.5
Total LiLAC Group capital lease obligations	1.4	1.5
Total capital lease obligations	$1,407.7	$1,547.6
Maturities of Debt Obligations
Maturities of our third-party debt as of March 31, 2015 are presented below for the named entity and its subsidiaries, unless otherwise noted. Amounts presented below represent U.S. dollar equivalents based on March 31, 2015 exchange rates:

	Liberty Global Group						LiLAC Group
	Virgin Media	Ziggo Group Holding (a)	Unitymedia	UPC Holding (b)	Telenet (c)	Other	VTR	Liberty Puerto Rico	Total
	in millions
Year ending December 31:
2015 (remainder of year)	$268.1	$—	$110.0	$572.1	$7.9	$26.2	$—	$—	$984.3
2016	11.9	3.6	14.4	83.0	7.9	362.2	—	—	483.0
2017	—	—	—	—	7.9	879.6	—	—	887.5
2018	—	—	—	—	7.9	236.1	—	—	244.0
2019	—	—	—	—	18.1	—	—	—	18.1
2020	2,355.0	76.9	—	1,203.8	548.4	—	—	—	4,184.1
Thereafter	11,496.2	7,719.6	7,250.8	4,291.3	3,036.0	—	1,400.0	675.0	35,868.9
Total debt maturities	14,131.2	7,800.1	7,375.2	6,150.2	3,634.1	1,504.1	1,400.0	675.0	42,669.9
Unamortized premium (discount)	19.9	24.4	—	(7.6)	(2.9)	(25.1)	—	(3.0)	5.7
Total debt	$14,151.1	$7,824.5	$7,375.2	$6,142.6	$3,631.2	$1,479.0	$1,400.0	$672.0	$42,675.6
Current portion (d)	$281.9	$3.6	$124.4	$655.2	$7.9	$39.8	$—	$—	$1,112.8
Noncurrent portion	$13,869.2	$7,820.9	$7,250.8	$5,487.4	$3,623.3	$1,439.2	$1,400.0	$672.0	$41,562.8

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

_______________

(a)	Amounts include the Ziggo SPE Notes issued by the Ziggo SPEs. The Ziggo SPEs are consolidated by Ziggo Group Holding.

(b)	Amounts include the UPCB SPE Notes issued by the UPCB SPEs. The UPCB SPEs are consolidated by UPC Holding.

(c)	Amounts include certain senior secured notes issued by special purpose financing entities that are consolidated by Telenet.

(d)	The outstanding principal amounts of the respective revolving credit facilities are included in current debt maturities.

(4)	Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.
Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity) and the U.S (the U.S. Tax Group). One member of the Liberty Global Group files a combined tax return for the Dutch Fiscal Unity and another member of the Liberty Global Group files a consolidated tax return for the U.S. Tax Group. Certain of the entities included in the Dutch Fiscal Unity and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record intercompany tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity or the U.S. Tax Group. The intercompany tax allocations that have been reflected in the attributed financial information have not been cash settled and were not the subject of tax sharing agreements. Accordingly, intercompany tax allocations have been reflected in the attributed financial information as adjustments of equity. Following the adoption of the tax sharing policy described below, intercompany tax allocations are expected to be cash settled.
Effective with the date that we distribute the LiLAC Ordinary Shares, the allocation of tax attributes between the Liberty Global Group and the LiLAC Group will be based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally is expected to result in the allocation of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes that the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes will generally be allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are expected to be allocated to the group that does not include the filing entity. In addition, the allocation of any taxes and losses resulting from the ultimate tax treatment of Liberty Global tax attributes related to the distribution of the LiLAC Ordinary Shares are expected to be allocated in proportion to each group’s respective number of “liquidation units.” Liquidation units will be allocated to each Liberty Global Ordinary Share and each LiLAC Ordinary Share, respectively, in proportion to the relative market value of a Liberty Global Class C Ordinary Share and a LiLAC Class C Ordinary Share, respectively, based on their respective volume-weighted average price over the 20 trading-day period commencing shortly after the commencement of ordinary-course (regular-way) trading of the LiLAC Ordinary Shares. Intercompany payables and receivables that are recorded in connection with the allocation of tax attributes from one group to another will be non-interest bearing and are expected to be cash settled annually within 90 days following the filing of the relevant tax return.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

Liberty Global Group
Income tax benefit (expense) attributable to our loss from continuing operations before income taxes differs from the amounts computed using the U.K. statutory income tax rate as a result of the following factors:

	Liberty Global Group
	Three months ended March 31,
	2015	2014
	in millions

Computed “expected” tax benefit (a)	$131.2	$98.2
Change in valuation allowances (b):
Decrease	(222.2)	(52.6)
Increase	—	4.9
International rate differences (b) (c):
Increase	90.3	57.4
Decrease	(10.4)	(2.8)
Non-deductible or non-taxable foreign currency exchange results (b):
Increase	69.5	2.1
Decrease	(8.7)	(6.5)
Tax effect of intercompany financing	38.2	40.5
Non-deductible or non-taxable interest and other expenses (b):
Decrease	(33.1)	(31.0)
Increase	11.2	15.0
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates (b):
Increase	14.5	0.5
Decrease	—	(49.3)
Recognition of previously unrecognized tax benefits	8.9	28.8
Other, net	4.4	2.0
Total income tax benefit	$93.8	$107.2
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 20.25% and 21.5% for the three months ended March 31, 2015 and 2014, respectively. A further decline to 20.0% occurred in April 2015. The estimated impact of this decline was reflected in our deferred tax balances in the third quarter of 2013, the quarter in which the scheduled tax rate changes in the U.K. were enacted.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)	Amounts reflect adjustments (either an increase or a decrease) to the “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

LiLAC Group
Income tax benefit (expense) attributable to our earnings (loss) from continuing operations before income taxes differs from the amounts computed using the U.K. statutory income tax rate as a result of the following:

	LiLAC Group
	Three months ended March 31,
	2015	2014
	in millions

Computed “expected” tax benefit (expense) (a)	$(9.8)	$17.3
Change in valuation allowances (b):
Decrease	(4.9)	(2.6)
Increase	2.1	—
International rate differences (b) (c):
Increase	1.0	—
Decrease	(2.0)	(3.4)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(1.0)	(0.3)
Other, net	(1.3)	(1.2)
Total income tax benefit (expense)	$(15.9)	$9.8
_______________

(a)	The statutory or “expected” tax rates are the U.K. rates of 20.25% and 21.5% for the three months ended March 31, 2015 and 2014, respectively. A further decline to 20.0% occurred in April 2015.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)	Amounts reflect adjustments (either an increase or a decrease) to the “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.

(5)	Allocated Expenses
For the three months ended March 31, 2015 and 2014, we have not allocated any of the costs of the Liberty Global Group’s corporate functions to the LiLAC Group. Following the allotment and issuance of the LiLAC Ordinary Shares, which we expect will occur on July 1, 2015, we will begin to allocate a portion of the costs of the Liberty Global Group’s corporate functions, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated amount, which will be re-evaluated periodically and which we expect to cash settle, will be presented as inter-group fees and allocations in the attributed statement of operations information. The portion of the Liberty Global Group’s corporate costs that will be allocated to the LiLAC Group during the first twelve months following the distribution of the LiLAC Ordinary Shares will be $8.5 million. In addition, we expect the annual LiLAC Corporate Costs, exclusive of share-based compensation expense, to increase by approximately $2 million to $3 million during 2015, as compared to 2014.
The share-based compensation reflected in the accompanying attributed statement of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2015
(unaudited)

(6)	Inter-group Transactions
Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V (Liberty Global Holding), an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). The Lila Chile Note represents amounts owed to Lila Chile Holding by Liberty Global Holding, bears interest at 5.9% per annum and has a repayment date of July 11, 2022. Accrued and unpaid interest on the Lila Chile Note, which is generally transferred to the loan balance on January 1 of each year, is included in other assets, net, in the attributed balance sheet information. The net decrease in the Lila Chile Note during the three months ended March 31, 2015 includes (a) cash repayments of $1.6 million and (b) the transfer of $0.3 million in non-cash accrued interest to the principal balance.
(7)    Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, network and connectivity commitments, purchases of customer premises and other equipment, non-cancelable operating leases and other items. The U.S. dollar equivalents of such commitments as of March 31, 2015 are presented below:

	Payments due during:
	Remainder of 2015
		2016	2017	2018	2019	2020	Thereafter	Total
	in millions
Liberty Global Group:
Programming commitments	$574.6	$703.3	$568.7	$484.9	$231.6	$1.6	$0.3	$2,565.0
Network and connectivity commitments	240.7	219.5	200.9	91.0	60.9	59.3	868.6	1,740.9
Purchase commitments	794.5	112.1	56.8	11.3	3.9	—	—	978.6
Operating leases	116.6	122.8	100.0	81.6	61.8	40.9	228.1	751.8
Other commitments	272.2	180.0	138.9	82.9	42.5	21.5	26.6	764.6
Total (a)	$1,998.6	$1,337.7	$1,065.3	$751.7	$400.7	$123.3	$1,123.6	$6,800.9

LiLAC Group:
Programming commitments	$51.6	$69.5	$45.1	$45.1	$—	$—	$—	$211.3
Network and connectivity commitments	24.6	29.6	27.1	29.2	24.0	1.2	4.6	140.3
Operating leases	12.1	16.1	16.1	16.1	14.6	4.3	17.5	96.8
Purchase commitments	6.3	4.7	—	—	—	—	—	11.0
Total (a)	$94.6	$119.9	$88.3	$90.4	$38.6	$5.5	$22.1	$459.4
_______________

(a)	The commitments reflected in this table do not reflect any liabilities that are included in our March 31, 2015 attributed balance sheet information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis is intended to provide supplemental information regarding the financial condition, changes in financial condition and results of operations of the Liberty Global Group and the LiLAC Group. This discussion and analysis should be read in conjunction with (i) the financial information and related full discussion and analysis included in our March 31, 2015 Quarterly Report, (ii) the financial information and related full discussion and analysis included in the 2014 Annual Report and (iii) the attributed financial information included elsewhere herein.
Material Changes in Results of Operations
The comparability of our operating results during 2015 and 2014 is affected by acquisitions. In the following discussion, we quantify the estimated impact of acquisitions on our operating results. The acquisition impact represents our estimate of the difference between the operating results of the periods under comparison that is attributable to an acquisition. In general, we base our estimate of the acquisition impact on an acquired entity’s operating results during the first three months following the acquisition date such that changes from those operating results in subsequent periods are considered to be organic changes. Accordingly, in the following discussion, variances attributed to an acquired entity during the first 12 months following the acquisition date represent differences between the estimated acquisition impact and the actual results. Our organic growth percentages may be impacted by the fact that the numerator for the organic growth percentages includes the organic growth of the acquired entity, while the denominator may not include any amounts related to the acquired entity.

Discussion and Analysis of our Reportable Segments
Revenue of our Reportable Segments

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,711.4	$1,847.5	$(136.1)	(7.4)	2.4
The Netherlands (a)	707.4	318.1	389.3	122.4	(1.9)
Germany	597.9	695.9	(98.0)	(14.1)	4.6
Belgium	502.7	574.2	(71.5)	(12.5)	6.5
Switzerland/Austria	439.3	463.8	(24.5)	(5.3)	3.8
Total Western Europe	3,958.7	3,899.5	59.2	1.5	3.2
Central and Eastern Europe	268.2	323.9	(55.7)	(17.2)	0.8
Central and other	(2.8)	(0.8)	(2.0)	N.M	N.M.
Total European Operations Division	4,224.1	4,222.6	1.5	—	3.0
Corporate and other	12.8	18.4	(5.6)	(30.4)	(18.5)
Intersegment eliminations	(7.8)	(7.2)	(0.6)	N.M.	N.M.
Total Liberty Global Group	4,229.1	4,233.8	(4.7)	(0.1)	2.8
LiLAC Group:
Chile	208.8	225.3	(16.5)	(7.3)	4.8
Puerto Rico	79.0	74.7	4.3	5.8	5.8
Total LiLAC Group	287.8	300.0	(12.2)	(4.1)	5.1
Inter-group eliminations	—	(0.1)	0.1	N.M.	N.M.
Total	$4,516.9	$4,533.7	$(16.8)	(0.4)	3.0
_______________

(a)	The amount presented for the 2014 period excludes the revenue of Ziggo, which was acquired on November 11, 2014.
N.M. — Not Meaningful.

General. While not specifically discussed in the below explanations of the changes in the revenue of our reportable segments, we are experiencing significant competition in all of our broadband communications markets. This competition has an adverse impact on our ability to increase or maintain our RGUs and/or ARPU.
U.K./Ireland. The decrease in U.K./Ireland’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) an organic increase of $44.6 million or 2.4%, (ii) the impacts of acquisitions, (iii) the impact of a disposal and (iv) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$22.3	$—	$22.3
ARPU (b)	8.3	—	8.3
Total increase in cable subscription revenue	30.6	—	30.6
Increase in mobile subscription revenue (c)	3.6	—	3.6
Total increase in subscription revenue	34.2	—	34.2
Increase in B2B revenue (d)	—	7.7	7.7
Increase in other non-subscription revenue (e)	—	2.7	2.7
Total organic increase	34.2	10.4	44.6
Impact of acquisitions	0.4	0.8	1.2
Impact of a disposal (f)	—	(10.6)	(10.6)
Impact of FX	(141.9)	(29.4)	(171.3)
Total	$(107.3)	$(28.8)	$(136.1)
_______________

(a)
The increase in cable subscription revenue related to a change in the average number of RGUs is primarily attributable to increases in the average numbers of broadband internet and fixed-line telephony RGUs that were only partially offset by declines in the average numbers of basic and enhanced video RGUs.

(b)
The increase in cable subscription revenue related to a change in ARPU is due to the net effect of (i) a net increase resulting from the following factors: (a) higher ARPU due to February 2015 and February 2014 price increases for broadband internet, enhanced video and fixed-line telephony services, (b) lower ARPU due to the impact of higher discounts, (c) higher ARPU due to an increase in the proportion of subscribers receiving higher-priced tiers of broadband internet services in U.K./Ireland’s bundles, (d) lower ARPU due to lower fixed-line telephony call volume, (e) lower ARPU of $17.9 million due to a change in legislation in the U.K. with respect to the charging of VAT, as discussed below, and (f) lower ARPU resulting from the $12.2 million impact of a January 1, 2015 change in how VAT is applied to certain components of our U.K. operations and (ii) an adverse change in RGU mix in Ireland.

(c)
The increase in mobile subscription revenue relates to Virgin Media and is primarily due to the net effect of (i) an increase in the number of customers taking postpaid mobile services, (ii) a decline in the number of prepaid mobile customers, (iii) a decline of $3.6 million in postpaid mobile services revenue due to the November 2014 introduction of a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the Freestyle Mobile Proposition), (iv) a decrease of $3.0 million related to the above-described change in VAT applicable to certain components of our U.K. operations and (v) a decline in chargeable usage as subscribers moved to higher-limit and unlimited usage bundles for voice and short message service (or SMS). Revenue associated with handsets sold under the Freestyle Mobile Proposition is recognized upfront and included in other non-subscription revenue, as noted below. Prior to the Freestyle Mobile Proposition, this revenue, which was contingent upon delivering future airtime services, was recognized over the life of the customer contract as part of the monthly fee and included in subscription revenue.

(d)
The increase in B2B revenue is primarily due to the net effect of (i) an increase in data revenue, primarily attributable to (a) increased volume and (b) an increase of $6.5 million in the U.K.’s amortization of deferred upfront fees on B2B contracts, (ii) a decline in voice revenue, primarily attributable to a decline in usage, and (iii) a decline in other revenue in the U.K., largely attributable to lower equipment sales.

(e)
The increase in other non-subscription revenue is largely due to the net effect of (i) an increase in mobile handset sales, primarily attributable to a $21.4 million increase associated with the November 2014 introduction of the Freestyle Mobile Proposition, (ii) a decrease in installation revenue of $7.0 million and (iii) a decrease in interconnect revenue of $5.4 million, primarily due to (a) a decline in mobile SMS termination volume and (b) a reduction in fixed-line termination rates beginning in February 2014. Under the Freestyle Mobile Proposition, Virgin Media generally recognizes the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments.

(f)
Represents the estimated impact of the non-cable subscribers in the U.K. that we agreed to sell in the fourth quarter of 2014 (the U.K. Non-Cable Disposal). The non-cable subscribers are being migrated to a third-party over time and Virgin Media expects this migration to be substantially complete by the end of the second quarter of 2015.

On March 19, 2014, the U.K. government announced a change in legislation with respect to the charging of VAT in connection with prompt payment discounts such as those that Virgin Media offers to its fixed-line telephony customers. The changes, which took effect on May 1, 2014, impacted Virgin Media and some of its competitors. For additional information regarding a potential challenge from the U.K. government regarding Virgin Media’s application of the prompt payment discount rules prior to the May 1, 2014 change in legislation, see note 13 to our March 31, 2015 condensed consolidated financial statements.
The Netherlands. The increase in the Netherlands’ revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, is primarily due to the Ziggo Acquisition. Due to the size of the Ziggo Acquisition and the resulting impact on the organic growth rate of the Netherlands, the below discussion and analysis of the Netherlands’ revenue is presented on a pro forma basis as if the results of Ziggo were included along with those of UPC Nederland for the three months ended March 31, 2014. The pro forma revenue amounts for Ziggo are based on Ziggo’s publicly-reported results for the three months ended March 31, 2014, as adjusted to (i) convert Ziggo’s publicly-reported results from International Financial Reporting Standards, as adopted by the EU, to GAAP, (ii) conform Ziggo’s accounting policies to Liberty Global’s accounting policies, (iii) reflect the impacts of the acquisition accounting applied to the Ziggo Acquisition and (iv) exclude the revenue related to a partner network agreement that was terminated shortly after the Ziggo Acquisition. We believe this pro forma revenue analysis provides the most meaningful comparison of the Netherlands’ revenue.

The pro forma decrease in the Netherlands’ revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) a pro forma organic increase of $5.2 million or 0.6% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in pro forma cable subscription revenue due to change in:
Average number of RGUs (a)	$(1.3)	$—	$(1.3)
ARPU (b)	8.4	—	8.4
Total increase in pro forma cable subscription revenue	7.1	—	7.1
Increase in pro forma mobile subscription revenue (c)	5.2	—	5.2
Total increase in pro forma subscription revenue	12.3	—	12.3
Decrease in pro forma B2B revenue	—	(0.5)	(0.5)
Decrease in pro forma other non-subscription revenue (d)	—	(6.6)	(6.6)
Total pro forma organic increase (decrease)	12.3	(7.1)	5.2
Pro forma impact of FX	(142.4)	(10.7)	(153.1)
Total	$(130.1)	$(17.8)	$(147.9)
_______________

(a)
The pro forma decrease in cable subscription revenue related to a change in the average number of RGUs is attributable to a decline in the average number of basic video RGUs that was mostly offset by increases in the average numbers of broadband internet, enhanced video and fixed-line telephony RGUs.

(b)
The pro forma increase in cable subscription revenue related to a change in ARPU is due to (i) a net increase primarily resulting from the following factors: (a) higher ARPU due to the impact of lower discounts, (b) lower ARPU due to a decrease in fixed-line telephony call volume, (c) higher ARPU due to the impact of increases in the proportions of subscribers receiving higher-priced tiers of fixed-line telephony and video services in the Netherlands’ bundles, including the impact of price increases in March 2015, October 2014 and April 2014, and (d) lower ARPU from incremental enhanced video services and (ii) an improvement in RGU mix.

(c)	The pro forma increase in mobile subscription revenue is primarily due to an increase in the average number of mobile subscribers.

(d)
The pro forma decrease in other non-subscription revenue is due to (i) lower revenue from set-top box sales due to the Netherlands’ increased emphasis on the rental, as opposed to the sale, of set-top boxes, (ii) a decrease in installation revenue and (iii) a net decrease resulting from individually insignificant changes in other non-subscription revenue categories.

Germany. The decrease in Germany’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) an organic increase of $31.7 million or 4.6% and (ii) the impact of FX, as set forth below:

	Subscription revenue (a)	Non-subscription revenue (b)	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (c)	$24.3	$—	$24.3
ARPU (d)	21.1	—	21.1
Total increase in cable subscription revenue	45.4	—	45.4
Increase in mobile subscription revenue	0.6	—	0.6
Total increase in subscription revenue	46.0	—	46.0
Increase in B2B revenue	—	0.8	0.8
Decrease in other non-subscription revenue (e)	—	(15.1)	(15.1)
Total organic increase (decrease)	46.0	(14.3)	31.7
Impact of FX	(118.6)	(11.1)	(129.7)
Total	$(72.6)	$(25.4)	$(98.0)
_______________

(a)
Subscription revenue includes revenue from multi-year bulk agreements with landlords or housing associations or with third parties that operate and administer the in-building networks on behalf of housing associations. These bulk agreements, which generally allow for the procurement of the basic video signals at volume-based discounts, provide access to approximately two-thirds of Germany’s video subscribers. Germany’s bulk agreements are, to a significant extent, medium- and long-term contracts. As of March 31, 2015, bulk agreements covering approximately 36% of the video subscribers that Germany serves through these agreements expire by the end of 2016 or are terminable on 30-days notice. During the three months ended March 31, 2015, Germany’s 20 largest bulk agreement accounts generated approximately 8% of its total revenue (including estimated amounts billed directly to the building occupants for enhanced video, broadband internet and fixed-line telephony services). No assurance can be given that Germany’s bulk agreements will be renewed or extended on financially equivalent terms or at all.

(b)
Other non-subscription revenue includes fees received for the carriage of certain channels included in Germany’s basic and enhanced video offerings. This carriage fee revenue is subject to contracts that expire or are otherwise terminable by either party on various dates ranging from 2015 through 2018. The aggregate amount of revenue related to these carriage contracts represented approximately 4% of Germany’s total revenue during the three months ended March 31, 2015. No assurance can be given that these contracts will be renewed or extended on financially equivalent terms, or at all. Also, our ability to increase the aggregate carriage fees that Germany receives for each channel is limited through 2016 by certain commitments we made to regulators in connection with the acquisition of KBW.

(c)
The increase in cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, fixed-line telephony and enhanced video RGUs that were only partially offset by a decline in the average number of basic video RGUs.

(d)
The increase in cable subscription revenue related to a change in ARPU is due to (i) a net increase primarily resulting from the following factors: (a) higher ARPU due to the impact of price increases in February 2015, November 2014 and September 2014 for internet and video services, partially offset by an increase in the proportion of subscribers receiving lower-priced tiers of services in Germany’s bundles, (b) higher ARPU from fixed-line telephony services due to the net effect of (1) an increase in ARPU associated with the migration of customers to fixed-rate calling plans and related value-added services and (2) a decrease in ARPU associated with lower fixed-line telephony call volume for customers on usage-based calling plans and (c) slightly lower ARPU from basic video services, primarily due to the net effect of (A) a higher proportion of customers receiving discounted basic video services through certain bulk agreements and (B) higher negotiated rates through these agreements, and (ii) an improvement in RGU mix. The net increase in cable subscription revenue related to a change in ARPU also includes the negative impact of higher bundling and promotional discounts.

(e)
The decrease in other non-subscription revenue, includes the unfavorable impact of $11.9 million of nonrecurring network usage revenue recorded during the first quarter of 2014 that was related to the settlement of prior period amounts. In addition, Germany’s other non-subscription revenue includes a net decrease resulting from individually insignificant changes in other non-subscription revenue categories.

Belgium. The decrease in Belgium’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) an organic increase of $37.4 million or 6.5% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$11.8	$—	$11.8
ARPU (b)	11.1	—	11.1
Total increase in cable subscription revenue	22.9	—	22.9
Increase in mobile subscription revenue (c)	8.4	—	8.4
Total increase in subscription revenue	31.3	—	31.3
Increase in B2B revenue (d)	—	3.7	3.7
Increase in other non-subscription revenue (e)	—	2.4	2.4
Total organic increase	31.3	6.1	37.4
Impact of FX	(92.9)	(16.0)	(108.9)
Total	$(61.6)	$(9.9)	$(71.5)
_______________

(a)
The increase in cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony, broadband internet and enhanced video RGUs that were only partially offset by a decline in the average number of basic video RGUs.

(b)
The increase in cable subscription revenue related to a change in ARPU is due to (i) a net increase primarily resulting from the following factors: (a) higher ARPU due to (1) the impact of an increase in the proportion of subscribers receiving higher-priced tiers of service in Belgium’s current bundles and migrations to higher-priced bundle offerings and (2) February 2015 price increases for certain existing broadband internet, video and fixed-line telephony services and (b) lower ARPU due to the impact of higher bundling and promotional discounts and (ii) an improvement in RGU mix.

(c)
The increase in mobile subscription revenue is primarily due to the net effect of (i) an increase in the average number of mobile subscribers and (ii) lower ARPU primarily due to (a) a reduction in billable usage and (b) the impact of an increase in the proportion of subscribers receiving lower-priced tiers of mobile services.

(d)	The increase in B2B revenue is primarily due to higher revenue from information technology security services and related equipment sales.

(e)
The increase in other non-subscription revenue is primarily due to an increase in interconnect revenue of $4.0 million, primarily attributable to the net effect of (i) growth in mobile customers and (ii) lower SMS usage.

For information concerning certain regulatory developments that could have an adverse impact on our revenue in Belgium, see note 13 to our March 31, 2015 condensed consolidated financial statements.

Switzerland/Austria. The decrease in Switzerland/Austria’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) an organic increase of $17.6 million or 3.8%, (ii) the impact of an acquisition and (iii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$4.9	$—	$4.9
ARPU (b)	6.8	—	6.8
Total increase in cable subscription revenue	11.7	—	11.7
Increase in mobile subscription revenue	1.5	—	1.5
Total increase in subscription revenue	13.2	—	13.2
Increase in B2B revenue (c)	—	3.7	3.7
Increase in other non-subscription revenue	—	0.7	0.7
Total organic increase	13.2	4.4	17.6
Impact of an acquisition	1.9	(0.1)	1.8
Impact of FX	(36.1)	(7.8)	(43.9)
Total	$(21.0)	$(3.5)	$(24.5)
_______________

(a)
The increase in cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, enhanced video and fixed-line telephony RGUs that were largely offset by a decline in the average number of basic video RGUs.

(b)
The increase in cable subscription revenue related to a change in ARPU is primarily due to an increase in Switzerland, as Austria’s ARPU remained relatively unchanged. The increase in ARPU in Switzerland is due to (i) an improvement in RGU mix and (ii) a net increase primarily resulting from the following factors: (a) higher ARPU due to price increases in March 2015, January 2015 and April 2014 for certain existing broadband internet, video and fixed-line telephony services, (b) lower ARPU due to the impact of an increase in the proportion of subscribers receiving lower-priced tiers of broadband internet services in Switzerland’s bundles and (c) lower ARPU due to the impact of higher bundling discounts. ARPU in Austria remained relatively unchanged, primarily due to the net effect of (1) higher ARPU due to a January 2015 price increase for video and broadband internet services and (2) lower ARPU due to the impact of higher bundling discounts.

(c)	The increase in B2B revenue is primarily due to higher revenue from voice and data services in Switzerland.

Central and Eastern Europe. The decrease in Central and Eastern Europe’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) an organic increase of $2.5 million or 0.8% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$8.2	$—	$8.2
ARPU (b)	(6.2)	—	(6.2)
Total increase in cable subscription revenue	2.0	—	2.0
Increase in mobile subscription revenue	0.1	—	0.1
Total increase in subscription revenue	2.1	—	2.1
Increase in B2B revenue (c)	—	2.0	2.0
Decrease in other non-subscription revenue	—	(1.6)	(1.6)
Total organic increase	2.1	0.4	2.5
Impact of FX	(53.5)	(4.7)	(58.2)
Total	$(51.4)	$(4.3)	$(55.7)
_______________

(a)
The increase in cable subscription revenue related to a change in the average number of RGUs is primarily attributable to the net effect of (i) increases in the average numbers of enhanced video, broadband internet and fixed-line telephony RGUs in Poland, Hungary, Romania and Slovakia, (ii) a decline in the average numbers of basic video RGUs in Poland, Hungary, Romania and Slovakia, (iii) declines in the average numbers of fixed-line telephony and enhanced video RGUs in the Czech Republic and (iv) an increase in the average number of RGUs at UPC DTH.

(b)
The decrease in cable subscription revenue related to a change in ARPU is due to the net effect of (i) a decrease primarily resulting from the following factors: (a) lower ARPU due to the inclusion of lower-priced tiers of video and fixed-line telephony services in Central and Eastern Europe’s bundles, (b) lower ARPU resulting from the $4.2 million impact of a January 1, 2015 change in how VAT is calculated for the UPC DTH operations in Hungary, the Czech Republic and Slovakia and (c) higher ARPU due to the impact of lower bundling discounts and (ii) an improvement in RGU mix.

(c)	The increase in B2B revenue is primarily due to higher revenue from voice services in Poland.
Chile. The decrease in Chile’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, includes (i) an organic increase of $10.9 million or 4.8% and (ii) the impact of FX, as set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase in cable subscription revenue due to change in:
Average number of RGUs (a)	$5.8	$—	$5.8
ARPU (b)	2.4	—	2.4
Total increase in cable subscription revenue	8.2	—	8.2
Increase in mobile subscription revenue (c)	4.4	—	4.4
Total increase in subscription revenue	12.6	—	12.6
Decrease in non-subscription revenue (d)	—	(1.7)	(1.7)
Total organic increase (decrease)	12.6	(1.7)	10.9
Impact of FX	(26.0)	(1.4)	(27.4)
Total	$(13.4)	$(3.1)	$(16.5)

_______________

(a)
The increase in cable subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of broadband internet, enhanced video and fixed-line telephony RGUs that were only partially offset by a decline in the average number of basic video RGUs.

(b)
The increase in cable subscription revenue related to a change in ARPU is due to (i) a net increase resulting from the following factors: (a) higher ARPU due to semi-annual inflation and other price adjustments for video, broadband internet and fixed-line telephony services, (b) lower ARPU due to the impact of higher promotional and bundling discounts, (c) higher ARPU due to the inclusion of higher-priced tiers of broadband internet and fixed-line telephony services in Chile’s bundles, (d) lower fixed-line telephony ARPU resulting from a $2.5 million adjustment recorded during the first quarter of 2015 to reflect the retroactive application of a proposed tariff on ancillary services provided directly to customers from July 2013 through February 2014 and (e) higher ARPU from incremental enhanced video services and (ii) an improvement in RGU mix.

(c)
The increase in mobile subscription revenue is attributable to increases in (i) the average number of postpaid subscribers, which more than offset the decrease in the average number of prepaid subscribers, and (ii) mobile ARPU, primarily due to a higher proportion of mobile subscribers on postpaid plans, which generate higher ARPU than prepaid plans.

(d)
The decrease in non-subscription revenue is primarily due to the net effect of (i) a decrease in interconnect revenue, partially associated with an adjustment recorded during the first quarter of 2015 to reflect a proposed tariff on fixed-line termination rates, including the $1.4 million impact of the retroactive application from June 2012 through December 2014, and (ii) an increase in installation revenue.

For information regarding the proposed tariff discussed in (b) and (d) above, see note 13 to our March 31, 2015 condensed consolidated financial statements.
Puerto Rico. The increase in Puerto Rico’s revenue during the three months ended March 31, 2015, as compared to the corresponding period in 2014, is set forth below:

	Subscription revenue	Non-subscription revenue	Total
	in millions
Increase (decrease) in cable subscription revenue due to change in:
Average number of RGUs (a)	$6.2	$—	$6.2
ARPU (b)	(3.1)	—	(3.1)
Total increase in cable subscription revenue	3.1	—	3.1
Increase in non-subscription revenue (c)	—	1.2	1.2
Total	$3.1	$1.2	$4.3
_______________

(a)
The increase in subscription revenue related to a change in the average number of RGUs is attributable to increases in the average numbers of fixed-line telephony, broadband internet and enhanced video RGUs.

(b)
The decrease in subscription revenue related to a change in ARPU is largely due to (i) lower ARPU due to the impact of bundling discounts and (ii) lower ARPU from enhanced video services, primarily due to the migration of our customers to lower-priced tiers.

(c)	The increase in non-subscription revenue is largely due to an increase in B2B revenue.

Operating Expenses of our Reportable Segments

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
Liberty Global Group:
European Operations Division:
U.K./Ireland	$724.4	$817.3	$(92.9)	(11.4)	(1.5)
The Netherlands (a)	225.6	96.1	129.5	134.8	(3.4)
Germany	144.3	162.0	(17.7)	(10.9)	8.2
Belgium	203.5	206.5	(3.0)	(1.5)	19.5
Switzerland/Austria	125.0	135.3	(10.3)	(7.6)	1.7
Total Western Europe	1,422.8	1,417.2	5.6	0.4	2.8
Central and Eastern Europe	109.9	123.1	(13.2)	(10.7)	8.6
Central and other	17.9	16.3	1.6	9.8	12.7
Total European Operations Division	1,550.6	1,556.6	(6.0)	(0.4)	3.4
Corporate and other	13.9	15.8	(1.9)	(12.0)	8.2
Intersegment eliminations	(8.1)	(10.6)	2.5	N.M.	N.M.
Total Liberty Global Group	1,556.4	1,561.8	(5.4)	(0.3)	3.5
LiLAC Group:
Chile	93.2	101.4	(8.2)	(8.1)	4.0
Puerto Rico	35.6	34.4	1.2	3.5	3.5
Total LiLAC Group	128.8	135.8	(7.0)	(5.2)	3.9
Inter-group eliminations	—	(0.1)	0.1	N.M.	100.0
Total operating expenses excluding share-based compensation expense	1,685.2	1,697.5	(12.3)	(0.7)	3.6
Share-based compensation expense	0.7	1.3	(0.6)	(46.2)
Total	$1,685.9	$1,698.8	$(12.9)	(0.8)
_______________

(a)	The amount presented for the 2014 period excludes the operating expenses of Ziggo, which was acquired on November 11, 2014.
N.M. — Not Meaningful.
General. Operating expenses include programming and copyright, network operations, mobile access and interconnect, customer operations, customer care, share-based compensation and other costs related to our operations. We do not include share-based compensation in the following discussion and analysis of the operating expenses of our reportable segments as share-based compensation expense is not included in the performance measures of our reportable segments. Share-based compensation expense is discussed under Discussion and Analysis of Our Consolidated Operating Results below. Programming and copyright costs, which represent a significant portion of our operating costs, are expected to rise in future periods as a result of (i) growth in the number of our enhanced video subscribers, (ii) higher costs associated with the expansion of our digital video content, including rights associated with ancillary product offerings and rights that provide for the broadcast of live sporting events, and (iii) rate increases. In addition, we are subject to inflationary pressures with respect to our labor and other costs and foreign currency exchange risk with respect to costs and expenses that are denominated in currencies other than the respective functional currencies of our operating segments (non-functional currency expenses). Any cost increases that we are not able to pass on to our subscribers through rate increases would result in increased pressure on our operating margins.
European Operations Division. The European Operations Division’s operating expenses (exclusive of share-based compensation expense) decreased $6.0 million or 0.4% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This decrease includes (i) an increase of $182.9 million attributable to the impacts of the Ziggo Acquisition and other less significant acquisitions and (ii) a decrease of $8.5 million attributable to the U.K. Non-Cable Disposal.

Excluding the effects of acquisitions, the U.K. Non-Cable Disposal and FX, the European Operations Division’s operating expenses increased $52.8 million or 3.4%. This increase includes the following factors:

•
An increase in programming and copyright costs of $53.2 million or 11.3%, due in part to growth in enhanced video services, predominantly in U.K./Ireland and, to a lesser extent, in Germany and Poland. The increase in programming and copyright costs also includes the impacts of certain nonrecurring adjustments related to the settlement or reassessment of operational contingencies, which resulted in a net increase in programming and copyright costs of $18.0 million, as the impacts of accrual releases during the first quarter of 2015 in Switzerland/Austria of $2.6 million, in Belgium of $2.5 million and in U.K./Ireland of $1.7 million were more than offset by the impacts of accrual releases that reduced programming costs by $17.5 million in Belgium and $7.3 million in Poland during the first quarter of 2014;

•
A decrease in network-related expenses of $24.3 million or 10.9%, due in part to the impact of a reduction in local authority charges for certain elements of network infrastructure in the U.K. resulting in (i) a non-recurring benefit during the first quarter of 2015 of $7.9 million and (ii) a recurring benefit of $6.0 million during the first quarter of 2015 arising from successful appeals during the last half of 2014. The decrease in network-related expenses also includes (a) a decrease in network and customer premises equipment maintenance costs, primarily in U.K./Ireland, the European Operations Division’s central operation and Belgium, (b) lower duct and pole rental costs, primarily in Belgium, and (c) a $1.8 million decrease due to the impacts of accrual releases in the first quarter of 2015 associated with the reassessment of operational contingencies in U.K./Ireland;

•
An increase in outsourced labor and professional fees of $14.0 million or 15.8%, due to (i) higher call center costs, predominantly in U.K./Ireland, Germany and Belgium, and (ii) higher consulting costs, primarily in Belgium and Germany;

•
An increase in mobile handset costs of $10.2 million, primarily due to the net effect of (i) an increase in costs associated with subscriber promotions involving free or heavily-discounted handsets in Belgium, (ii) a decrease in costs as a result of continued growth of subscriber identification module or “SIM”-only contracts in U.K./Ireland and (iii) an increase in mobile handset sales to third-party retailers, primarily in Switzerland/Austria;

•
An increase in mobile access and interconnect costs of $6.7 million or 2.8%, primarily due to the net effect of (i) increased costs in U.K./Ireland and Belgium attributable to mobile subscriber growth, (ii) lower fixed-line telephony call volumes, predominantly in U.K./Ireland, and (iii) a $2.7 million increase in Belgium due to the impact of an accrual release in the first quarter of 2014 associated with the reassessment of an operational contingency; and

•	A decrease in bad debt and collection expense of $6.4 million or 15.4%, primarily due to decreases occurring in U.K./Ireland and Belgium.
LiLAC Group. The LiLAC Group’s operating expenses (exclusive of share-based compensation expense) decreased $7.0 million or 5.2% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. Excluding the effects of FX, the LiLAC Group’s operating expenses increased $5.3 million or 3.9%. This increase includes the following factors:

•
An increase in programming and copyright costs of $4.8 million or 8.1%, primarily associated with (i) growth in enhanced video services in Chile and, to a lesser extent, in Puerto Rico and (ii) a $1.2 million increase arising from foreign currency exchange rate fluctuations with respect to Chile’s U.S. dollar denominated programming contracts. During the three months ended March 31, 2015, $9.6 million or 26.9% of Chile’s programming costs were denominated in U.S. dollars;

•	An increase in outsourced labor and professional fees of $1.4 million or 15.9%, primarily due to higher call center costs in Chile;

•	A decrease in personnel costs of $1.4 million or 9.0%, primarily due to individually insignificant changes in various personnel cost categories in Chile; and

•
An increase in mobile access and interconnect costs of $0.3 million or 1.8%, primarily attributable to the net effect of (i) a $2.4 million decrease in mobile access charges in Chile due to a February 2015 tariff decline that was retroactive to May 2014, including a $1.8 million decrease related to 2014 access charges, (ii) an increase in Chile related to (a) roaming costs due to the impact of increased volume and (b) interconnect costs resulting from higher call volume and higher rates and (iii) an increase in Puerto Rico related to additional capacity agreements with third-party internet providers.

SG&A Expenses of our Reportable Segments

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
Liberty Global Group:
European Operations Division:
U.K./Ireland	$223.7	$238.6	$(14.9)	(6.2)	3.1
The Netherlands (a)	113.9	38.7	75.2	194.3	19.3
Germany	89.6	104.9	(15.3)	(14.6)	3.9
Belgium	52.2	65.6	(13.4)	(20.4)	(3.3)
Switzerland/Austria	65.5	64.1	1.4	2.2	12.8
Total Western Europe	544.9	511.9	33.0	6.4	4.9
Central and Eastern Europe	40.2	42.6	(2.4)	(5.6)	15.2
Central and other	47.2	53.8	(6.6)	(12.3)	13.8
Total European Operations Division	632.3	608.3	24.0	3.9	6.4
Corporate and other	51.0	48.2	2.8	5.8	16.0
Intersegment eliminations	0.3	(0.6)	0.9	N.M.	N.M.
Total Liberty Global Group	683.6	655.9	27.7	4.2	7.2
LiLAC Group:
LiLAC Division:
Chile	39.6	41.2	(1.6)	(3.9)	9.1
Puerto Rico	9.9	11.0	(1.1)	(10.0)	(10.0)
Total LiLAC Division	49.5	52.2	(2.7)	(5.2)	5.2
Corporate and other	1.3	0.6	0.7	N.M.	N.M.
Total LiLAC Group	50.8	52.8	(2.0)	(3.8)	5.1
Total SG&A expenses excluding share-based compensation expense	734.4	708.7	25.7	3.6	7.0
Share-based compensation expense	70.7	53.8	16.9	31.4
Total	$805.1	$762.5	$42.6	5.6
 _______________

(a)	The amount presented for the 2014 period excludes the SG&A expenses of Ziggo, which was acquired on November 11, 2014.
N.M. — Not Meaningful.
General. SG&A expenses include human resources, information technology, general services, management, finance, legal and sales and marketing costs, share-based compensation and other general expenses. We do not include share-based compensation in the following discussion and analysis of the SG&A expenses of our reportable segments as share-based compensation expense is not included in the performance measures of our reportable segments. Share-based compensation expense is discussed under Discussion and Analysis of Our Consolidated Operating Results below. As noted under Operating Expenses of our Reportable Segments above, we are subject to inflationary pressures with respect to our labor and other costs and foreign currency exchange risk with respect to non-functional currency expenses.

European Operations Division. The European Operations Division’s SG&A expenses (exclusive of share-based compensation expense) increased $24.0 million or 3.9% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This increase includes $92.7 million attributable to the impacts of the Ziggo Acquisition and other less significant acquisitions. Excluding the effects of acquisitions and FX, the European Operations Division’s SG&A expenses increased $38.8 million or 6.4%. This increase includes the following factors:

•
An increase in personnel costs of $11.7 million or 4.8%, primarily due to (i) increased staffing levels, primarily in Switzerland/Austria, the Netherlands and Belgium, and (ii) higher incentive compensation costs, predominantly in the European Operations Division’s central operations and Belgium;

•
An increase in sales and marketing costs of $8.6 million or 4.0%, primarily due to the net effect of (i) higher third-party sales commissions, predominantly in Germany, (ii) lower costs associated with advertising campaigns in Germany, Belgium and U.K./Ireland and (iii) higher costs associated with advertising campaigns, primarily in Switzerland/Austria and the Netherlands and, to a lesser extent, Poland;

•
An increase in information technology-related expenses of $5.2 million or 15.2%, primarily due to the net effect of (i) higher software and other information technology-related maintenance costs, predominantly in U.K./Ireland and the European Operations Division’s central operations, and (ii) a $2.1 million decrease in Belgium due to the impact of an accrual release in the first quarter of 2015 associated with the reassessment of an operational contingency; and

•
An increase in outsourced labor and professional fees of $4.6 million or 14.2%, primarily due to the net effect of (i) increased consulting costs related to information technology and finance initiatives, primarily in the European Operations Division’s central operations, and (ii) decreased consulting and legal costs, predominantly in Germany.

LiLAC Division. The LiLAC Division’s SG&A expenses (exclusive of share-based compensation expense) decreased $2.7 million or 5.2% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. Excluding the effects of FX, the LiLAC Division’s SG&A expenses increased $2.7 million or 5.2%. This increase includes the following factors:

•	An increase in sales and marketing costs of $3.5 million or 20.9%, primarily due to higher advertising costs and third-party sales commissions in Chile;

•	A decrease in personnel costs of $1.3 million or 7.8%, primarily due to lower severance and incentive compensation costs in Chile; and

•
A decrease in outsourced labor and professional fees of $0.3 million or 6.9%, primarily due to the net effect of (i) lower fees associated with legal proceedings in Puerto Rico and (ii) higher consulting costs in Chile.

Operating Cash Flow of our Reportable Segments
Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). For additional information concerning this performance measure and for a reconciliation of total segment operating cash flow to our loss from continuing operations before income taxes, see note 14 to our March 31, 2015 condensed consolidated financial statements.

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
Liberty Global Group:
European Operations Division:
U.K./Ireland	$763.3	$791.6	$(28.3)	(3.6)	6.3
The Netherlands (a)	367.9	183.3	184.6	100.7	(5.5)
Germany	364.0	429.0	(65.0)	(15.2)	3.3
Belgium	247.0	302.1	(55.1)	(18.2)	(0.2)
Switzerland/Austria	248.8	264.4	(15.6)	(5.9)	2.7
Total Western Europe	1,991.0	1,970.4	20.6	1.0	3.1
Central and Eastern Europe	118.1	158.2	(40.1)	(25.3)	(9.2)
Central and other	(67.9)	(70.9)	3.0	4.2	(18.8)
Total European Operations Division	2,041.2	2,057.7	(16.5)	(0.8)	1.6
Corporate and other	(52.1)	(45.6)	(6.5)	(14.3)	(31.8)
Intersegment eliminations	—	4.0	(4.0)	N.M.	N.M.
Total Liberty Global Group	1,989.1	2,016.1	(27.0)	(1.3)	0.7
LiLAC Group:
LiLAC Division:
Chile	76.0	82.7	(6.7)	(8.1)	3.7
Puerto Rico	33.5	29.3	4.2	14.3	14.3
Total LiLAC Division	109.5	112.0	(2.5)	(2.2)	6.8
Corporate and other	(1.3)	(0.6)	(0.7)	(116.7)	—
Total LiLAC Group	108.2	111.4	(3.2)	(2.9)	6.2
Total	$2,097.3	$2,127.5	$(30.2)	(1.4)	1.0
_______________

(a)	The amount presented for the 2014 period excludes the operating cash flow of Ziggo, which was acquired on November 11, 2014.
N.M. — Not Meaningful.

Operating Cash Flow Margin
The following table sets forth the operating cash flow margins (operating cash flow divided by revenue) of each of our reportable segments:

	Three months ended March 31,
	2015	2014
	%
Liberty Global Group:
European Operations Division:
U.K./Ireland	44.6	42.8
The Netherlands	52.0	57.6
Germany	60.9	61.6
Belgium	49.1	52.6
Switzerland/Austria	56.6	57.0
Total Western Europe	50.3	50.5
Central and Eastern Europe	44.0	48.8
Total European Operations Division	48.3	48.7
LiLAC Group:
LiLAC Division:
Chile	36.4	36.7
Puerto Rico	42.4	39.2
Total LiLAC Division	38.0	37.3
With the exception of U.K./Ireland, the operating cash flow margins of the European Operations Division’s reportable segments decreased or remained relatively unchanged during the three months ended March 31, 2015, as compared to the corresponding period in 2014. The increase in the operating cash flow margin of U.K./Ireland is primarily due to improved operational leverage resulting from organic revenue growth and an organic decrease in operating expenses that more than offset an organic increase in SG&A expenses, including the impact of synergies realized as a result of reorganization and integration activities following our June 7, 2013 acquisition of Virgin Media. The decline in the operating cash flow margin of the Netherlands is primarily due to (i) the inclusion of the relatively lower operating cash flow margin of Ziggo and (ii) the impact of significant competition from the incumbent telecommunications operator. The declines in the operating cash flow margins of Germany, Belgium and Central and Eastern Europe are due to the negative impacts of favorable nonrecurring items recorded in the first quarter of 2014 and other factors.
The operating cash flow margin of the LiLAC Division improved during the three months ended March 31, 2015, as compared to the corresponding period in 2014, as the operating cash flow margin of Chile remained relatively unchanged and the operating cash flow margin of Puerto Rico increased due to improved operational leverage.
For additional discussion of the factors contributing to the changes in the operating cash flow margins of our reportable segments, see the above analyses of the revenue, operating expenses and SG&A expenses of our reportable segments.

Discussion and Analysis of our Consolidated Operating Results
General
For more detailed explanations of the changes in our revenue, operating expenses and SG&A expenses, including the impacts of nonrecurring items, see the Discussion and Analysis of our Reportable Segments above.
Revenue
Our revenue by major category is set forth below:

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
Subscription revenue (a):
Video	$1,607.9	$1,640.5	$(32.6)	(2.0)	1.0
Broadband internet	1,239.2	1,143.9	95.3	8.3	10.1
Fixed-line telephony	799.7	826.4	(26.7)	(3.2)	(1.2)
Cable subscription revenue	3,646.8	3,610.8	36.0	1.0	3.4
Mobile subscription revenue (b)	251.7	257.3	(5.6)	(2.2)	7.3
Total subscription revenue	3,898.5	3,868.1	30.4	0.8	3.6
B2B revenue (c)	373.9	367.0	6.9	1.9	4.9
Other revenue (b) (d)	244.5	298.6	(54.1)	(18.1)	(8.0)
Total revenue	$4,516.9	$4,533.7	$(16.8)	(0.4)	3.0
 _________________

(a)
Subscription revenue includes amounts received from subscribers for ongoing services, excluding installation fees and late fees. Subscription revenue from subscribers who purchase bundled services at a discounted rate is generally allocated proportionally to each service based on the standalone price for each individual service. As a result, changes in the standalone pricing of our cable and mobile products or the composition of bundles can contribute to changes in our product revenue categories from period to period.

(b)
Mobile subscription revenue excludes mobile interconnect revenue of $54.4 million and $60.8 million during the three months ended March 31, 2015 and 2014, respectively. Mobile interconnect revenue and revenue from mobile handset sales are included in other revenue.

(c)
B2B revenue includes revenue from business broadband internet, video, voice, wireless and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. We also provide services to certain SOHO subscribers. SOHO subscribers pay a premium price to receive enhanced service levels along with video, broadband internet, fixed-line telephony or mobile services that are the same or similar to the mass marketed products offered to our residential subscribers. Revenue from SOHO subscribers, which aggregated $66.6 million and $52.0 million during the three months ended March 31, 2015 and 2014, respectively, is included in cable subscription revenue.

(d)	Other revenue includes, among other items, interconnect, carriage fee, mobile handset and installation revenue.
Total revenue. Our consolidated revenue decreased $16.8 million during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This decrease includes (i) an increase of $551.3 million attributable to the impacts of acquisitions and (ii) a decrease of $10.6 million attributable to the U.K. Non-Cable Disposal. Excluding the effects of acquisitions, the U.K. Non-Cable Disposal and FX, total consolidated revenue increased $134.9 million or 3.0%.

Subscription revenue. The details of the increase in our consolidated subscription revenue for the three months ended March 31, 2015, as compared to the corresponding period in 2014, is as follows (in millions):

Increase in cable subscription revenue due to change in:
Average number of RGUs	$89.0
ARPU	33.1
Total increase in cable subscription revenue	122.1
Increase in mobile subscription revenue	18.7
Total organic increase in subscription revenue	140.8
Impacts of acquisitions	499.7
Impact of FX	(610.1)
Total	$30.4
Excluding the effects of acquisitions and FX, our consolidated cable subscription revenue increased $122.1 million or 3.4% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This increase is attributable to (i) an increase in subscription revenue from broadband internet services of $115.2 million or 10.1%, primarily attributable to an increase in the average number of broadband internet RGUs and higher ARPU from broadband internet services, (ii) an increase in subscription revenue from video services of $16.6 million or 1.0%, primarily attributable to the net effect of (a) higher ARPU from video services and (b) a decline in the average number of video RGUs, and (iii) a decrease in subscription revenue from fixed-line telephony services of $9.7 million or 1.2%, primarily attributable to the net effect of (1) lower ARPU from fixed-line telephony services and (2) an increase in the average number of fixed-line telephony RGUs.
Excluding the effects of acquisitions and FX, our consolidated mobile subscription revenue increased $18.7 million or 7.3% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This increase is primarily due to increases in Belgium, Chile, the U.K. and Switzerland.
B2B revenue. Excluding the effects of acquisitions and FX, our consolidated B2B revenue increased $17.8 million or 4.9% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This increase is primarily due to increases in the U.K., Switzerland, Belgium and Poland.
Other revenue. Excluding the effects of acquisitions, the U.K. Non-Cable Disposal and FX, our consolidated other revenue decreased $23.7 million or 8.0% during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This decrease is largely attributable to (i) an increase in mobile handset sales, primarily in the U.K., (ii) a decrease in installation revenue and (iii) a decrease in fixed-line interconnect revenue.
For additional information concerning the changes in our subscription, B2B and other revenue, see Discussion and Analysis of our Reportable Segments — Revenue above.

Supplemental revenue information
Our revenue by major category for the Liberty Global Group is set forth below:

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
Liberty Global Group:
Subscription revenue:
Video	$1,480.7	$1,507.4	$(26.7)	(1.8)	0.7
Broadband internet	1,145.8	1,049.7	96.1	9.2	10.2
Fixed-line telephony	758.1	777.7	(19.6)	(2.5)	(0.9)
Cable subscription revenue	3,384.6	3,334.8	49.8	1.5	3.3
Mobile subscription revenue	243.6	252.6	(9.0)	(3.6)	5.7
Total subscription revenue	3,628.2	3,587.4	40.8	1.1	3.5
B2B revenue	372.5	366.3	6.2	1.7	4.7
Other revenue	228.4	280.1	(51.7)	(18.5)	(8.0)
Total Liberty Global Group	$4,229.1	$4,233.8	$(4.7)	(0.1)	2.8
Our revenue by major category for the LiLAC Group is set forth below:

	Three months ended March 31,		Increase (decrease)		Organic increase (decrease)
	2015	2014	$	%	%
	in millions
LiLAC Group:
Subscription revenue:
Video	$127.2	$133.1	$(5.9)	(4.4)	4.4
Broadband internet	93.4	94.2	(0.8)	(0.8)	8.5
Fixed-line telephony	41.6	48.7	(7.1)	(14.6)	(5.3)
Cable subscription revenue	262.2	276.0	(13.8)	(5.0)	4.1
Mobile subscription revenue	8.1	4.7	3.4	72.3	93.2
Total subscription revenue	270.3	280.7	(10.4)	(3.7)	5.6
Other revenue	17.5	19.3	(1.8)	(9.3)	(2.6)
Total LiLAC Group	$287.8	$300.0	$(12.2)	(4.1)	5.1
Operating expenses
Our operating expenses decreased $12.9 million during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This decrease includes (i) an increase of $182.9 million attributable to the impacts of the Ziggo Acquisition and other less significant acquisitions and (ii) a decrease of $8.5 million attributable to the U.K. Non-Cable Disposal. Our operating expenses include share-based compensation expense, which decreased $0.6 million during the three months ended March 31, 2015. For additional information, see the discussion under Share-based compensation expense below. Excluding the effects of acquisitions, the U.K. Non-Cable Disposal, FX and share-based compensation expense, our operating expenses increased $60.4 million or 3.6% during the three months ended March 31, 2015, as compared to the corresponding period in 2014, primarily attributable to the net effect of (i) an increase in programming and copyright costs, (ii) a decrease in network-related expenses, (iii) an increase in outsourced labor and professional fees and (iv) an increase in mobile handset costs. For additional information regarding the changes in our operating expenses, see Discussion and Analysis of our Reportable Segments — Operating Expenses of our Reportable Segments above.

SG&A expenses
Our SG&A expenses increased $42.6 million during the three months ended March 31, 2015, as compared to the corresponding period in 2014. This increase includes $92.7 million attributable to the impacts of acquisitions. Our SG&A expenses include share-based compensation expense, which increased $16.9 million during the three months ended March 31, 2015. For additional information, see the discussion under Share-based compensation expense below. Excluding the effects of acquisitions, FX and share-based compensation expense, our SG&A expenses increased $49.8 million or 7.0% during the three months ended March 31, 2015, as compared to the corresponding period in 2014, primarily due to increases in (i) sales and marketing costs, (ii) personnel costs, (iii) outsourced labor and professional fees, (iv) information technology-related expenses and (v) facilities expenses. For additional information regarding the changes in our SG&A expenses, see Discussion and Analysis of our Reportable Segments — SG&A Expenses of our Reportable Segments above.
Share-based compensation expense (included in operating and SG&A expenses)
We record share-based compensation that is associated with Liberty Global shares and the shares of certain of our subsidiaries. A summary of the aggregate share-based compensation expense that is included in our operating and SG&A expenses is set forth below:

	Three months ended March 31,
	2015	2014
	in millions
Liberty Global shares:
Performance-based incentive awards (a)	$42.1	$20.6
Other share-based incentive awards	25.4	30.2
Total Liberty Global shares	67.5	50.8
Telenet share-based incentive awards	3.2	2.9
Other	0.7	1.4
Total	$71.4	$55.1
Included in:
Operating expense:
Liberty Global Group	$0.7	$0.8
LiLAC Group	—	0.5
Total operating expense	0.7	1.3
SG&A expense:
Liberty Global Group	71.8	52.0
LiLAC Group (b)	(1.1)	1.8
Total SG&A expense	70.7	53.8
Total	$71.4	$55.1
 ________________

(a)	Includes share-based compensation expense related to (i) Liberty Global PSUs, (ii) the Challenge Performance Awards and (iii) for the 2015 period, the PGUs.

(b)	Includes the reversal of $1.8 million of share-based compensation expense, primarily related to forfeitures of unvested Liberty Global PSUs during the first quarter of 2015.

Depreciation and amortization expense
The details of our depreciation and amortization expense are as follows:

	Three months ended March 31,		Increase
	2015	2014	$	%
	in millions

Liberty Global Group	$1,399.2	$1,325.2	$74.0	5.6
LiLAC Group	52.2	51.9	0.3	0.6
Total	$1,451.4	$1,377.1	$74.3	5.4
Excluding the effects of FX, depreciation and amortization expense increased $300.9 million or 21.8%. This increase is primarily due to the impact of the Ziggo Acquisition. In addition, a net decrease resulted from the following factors: (i) a decrease associated with certain assets becoming fully depreciated, primarily in U.K./Ireland, and to a lesser extent, Germany, Switzerland/Austria and Belgium, and (ii) an increase associated with property and equipment additions related to the installation of customer premises equipment, the expansion and upgrade of our networks and other capital initiatives.
Impairment, restructuring and other operating items, net
The details of our impairment, restructuring and other operating items, net, are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Liberty Global Group	$9.9	$110.3
LiLAC Group	7.1	3.3
Total	$17.0	$113.6
The 2015 amount includes (i) gains from the disposition of assets of $17.5 million, primarily in U.K./Ireland, (ii) restructuring charges of $15.6 million, including $13.4 million of employee severance and termination costs related to certain reorganization activities, primarily in Switzerland/Austria, Puerto Rico and the Netherlands, and (iii) impairment charges of $13.8 million, primarily in U.K./Ireland, the Netherlands and Switzerland/Austria.
The 2014 amount includes (i) restructuring charges of $99.6 million, including an $86.1 million charge recorded by Telenet in connection with its digital terrestrial television (DTT) capacity contracts, as described below, and $12.7 million of employee severance and termination costs related to certain reorganization activities, primarily in the U.K. and Germany, and (ii) direct acquisition costs of $17.8 million, primarily related to the Ziggo Acquisition.
Prior to March 31, 2014, Telenet operated a DTT business that served a limited number of subscribers. The DTT network was accessed by Telenet pursuant to third-party capacity contracts that were accounted for as operating agreements. On March 31, 2014, Telenet discontinued the provision of DTT services and, accordingly, recorded an $86.1 million restructuring charge during the three months ended March 31, 2014. This charge was equal to the then fair value of the remaining payments due under the DTT capacity contracts.
We expect to record further restructuring charges during the remainder of 2015 in connection with the continued integration of Ziggo with UPC Nederland and the European Operations Division.
For additional information regarding our restructuring charges, see note 11 to our March 31, 2015 condensed consolidated financial statements.
If, among other factors, (i) our equity values were to decline significantly or (ii) the adverse impacts of economic, competitive, regulatory or other factors were to cause our results of operations or cash flows to be worse than anticipated, we could conclude in future periods that impairment charges are required in order to reduce the carrying values of our goodwill, and to a lesser extent, other long-lived assets. Any such impairment charges could be significant.

Interest expense
The details of our interest expense are as follows:

	Three months ended March 31,		Increase (decrease)
	2015	2014	$	%
	in millions

Liberty Global Group	$577.6	$621.8	$(44.2)	(7.1)
LiLAC Group	38.5	32.0	6.5	20.3
Inter-group eliminations	(0.2)	(0.3)	0.1	N.M.
Total	$615.9	$653.5	$(37.6)	(5.8)
 _________________
N.M. — Not Meaningful.
Our interest expense decreased $37.6 million during the three months ended March 31, 2015, as compared to the corresponding period in 2014. Excluding the effects of FX, interest expense increased $49.4 million or 7.6%. This increase is primarily attributable to the net effect of (i) a higher average outstanding debt balance, largely due to debt incurred in connection with the Ziggo Acquisition, and (ii) a lower weighted average interest rate related to the completion of certain financing transactions that resulted in extended maturities and net decreases to certain of our interest rates. For additional information regarding our outstanding indebtedness, see note 7 to our March 31, 2015 condensed consolidated financial statements.
It is possible that (i) the interest rates on any new borrowings could be higher than the current interest rates on our existing indebtedness and (ii) the interest rates on our variable-rate indebtedness could increase in future periods. As further discussed in note 4 to our March 31, 2015 condensed consolidated financial statements, we use derivative instruments to manage our interest rate risks.

Realized and unrealized gains (losses) on derivative instruments, net
Our realized and unrealized gains or losses on derivative instruments include (i) unrealized changes in the fair values of our derivative instruments that are non-cash in nature until such time as the derivative contracts are fully or partially settled and (ii) realized gains or losses upon the full or partial settlement of the derivative contracts. The details of our realized and unrealized gains (losses) on derivative instruments, net, are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Cross-currency and interest rate derivative contracts:
Liberty Global Group	$662.3	$(292.7)
LiLAC Group	78.2	(127.5)
Total cross-currency and interest rate derivative contracts (a)	740.5	(420.2)
Equity-related derivative instruments – Liberty Global Group:
ITV Collar	(105.4)	—
Sumitomo Collar	(10.1)	8.5
Virgin Media Capped Calls	0.6	0.2
Ziggo Collar	—	15.4
Total equity-related derivative instruments (b)	(114.9)	24.1
Foreign currency forward contracts:
Liberty Global Group	(9.3)	19.1
LiLAC Group	1.2	0.9
Total foreign currency forward contracts	(8.1)	20.0
Other – Liberty Global Group	1.0	(0.5)
Total	$618.5	$(376.6)
 _______________

(a)
The gain during the 2015 period is primarily attributable to the net effect of (i) gains associated with decreases in the values of the euro, British pound sterling and Chilean peso relative to the U.S. dollar, (ii) losses associated with increases in the values of the Swiss franc and Polish zloty relative to the euro, (iii) gains associated with increases in market interest rates in the U.S. dollar market and (iv) losses associated with decreases in market interest rates in the euro, Swiss franc and British pound sterling markets. In addition, the gain during the 2015 period includes a net loss of $16.9 million resulting from changes in our credit risk valuation adjustments. The loss during the 2014 period is primarily attributable to the net effect of (i) losses associated with decreases in market interest rates in the euro, Swiss franc and British pound sterling markets, (ii) losses associated with an increase in the value of the British pound sterling relative to the U.S. dollar, (iii) gains associated with decreases in the values of the Hungarian forint and Chilean peso relative to the euro, and (iv) gains associated with a decrease in the value of the Chilean peso relative to the U.S. dollar. In addition, the loss during the 2014 period includes a net loss of $29.5 million resulting from changes in our credit risk valuation adjustments.

(b)	For information concerning the factors that impact the valuations of our equity-related derivative instruments, see note 5 to our March 31, 2015 condensed consolidated financial statements.
For additional information concerning our derivative instruments, see notes 4 and 5 to our March 31, 2015 condensed consolidated financial statements.

Foreign currency transaction gains (losses), net
Our foreign currency transaction gains or losses primarily result from the remeasurement of monetary assets and liabilities that are denominated in currencies other than the underlying functional currency of the applicable entity. Unrealized foreign currency transaction gains or losses are computed based on period-end exchange rates and are non-cash in nature until such time as the amounts are settled. The details of our foreign currency transaction gains (losses), net, are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Liberty Global Group:
U.S. dollar denominated debt issued by euro functional currency entities	$(800.1)	$(6.4)
U.S. dollar denominated debt issued by a British pound sterling functional currency entity	(139.7)	27.9
Intercompany payables and receivables denominated in a currency other than the entity’s functional currency (a)	(118.4)	(42.3)
Cash and restricted cash denominated in a currency other than the entity’s functional currency	53.0	(10.9)
Euro denominated debt issued by a U.S. dollar functional currency entity	31.6	3.9
Yen denominated debt issued by a U.S. dollar functional currency entity	0.6	(19.0)
British pound sterling denominated debt issued by a U.S. dollar functional currency entity	(0.1)	—
Other	(20.1)	0.3
Total Liberty Global Group	(993.2)	(46.5)
LiLAC Group:
U.S. dollar denominated debt issued by a Chilean peso functional currency entity	(41.1)	2.0
Intercompany payables and receivables denominated in a currency other than the entity’s functional currency (a)	0.6	25.0
Other	(1.9)	(1.3)
Total LiLAC Group	(42.4)	25.7
Total	$(1,035.6)	$(20.8)
 ______________

(a)
Amounts primarily relate to (i) loans between certain of our non-operating and operating subsidiaries in Europe, which generally are denominated in the currency of the applicable operating subsidiary, and (ii) loans between certain of our non-operating subsidiaries in the U.S., Europe and Chile.

Realized and unrealized gains (losses) due to changes in fair values of certain investments, net
Our realized and unrealized gains or losses due to changes in fair values of certain investments include unrealized gains or losses associated with changes in fair values that are non-cash in nature until such time as these gains or losses are realized through cash transactions. For additional information regarding our fair value measurements, see note 5 to our March 31, 2015 condensed consolidated financial statements. The details of our realized and unrealized gains (losses) due to changes in fair values of certain investments, net, all of which are attributed to the Liberty Global Group, are as follows:

	Three months ended March 31,
	2015	2014
	in millions

ITV	$104.2	$—
Sumitomo	16.1	8.6
Ziggo	—	(77.7)
Other, net	31.1	8.9
Total	$151.4	$(60.2)

Losses on debt modification and extinguishment, net
The details of our losses on debt modification and extinguishment, net, are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Liberty Global Group	$(274.5)	$(18.9)
LiLAC Group	—	(2.0)
Total	$(274.5)	$(20.9)
Our loss on debt modification and extinguishment, net, during the three months ended March 31, 2015 includes the following:

•
a $91.2 million loss related to the redemption of the UM Senior Exchange Notes, including (i) the payment of $89.8 million of redemption premium and (ii) the write-off of $1.4 million of unamortized discount;

•
a $74.7 million loss related to the redemption of the UPCB Finance I Notes and the UPCB Finance II Notes and the prepayment of Facility AG under the UPC Broadband Holding Bank Facility. This loss includes (i) the payment of $53.5 million of redemption premium, (ii) the write-off of $16.5 million of deferred financing costs and (iii) the write-off of $4.7 million of unamortized discount;

•
a $69.3 million loss related to the redemption of the UPC Holding 8.375% Senior Notes, including (i) the payment of $59.2 million of redemption premium and (ii) the write-off of $10.1 million of deferred financing costs;

•
a $30.1 million loss related to (i) the redemption of 10% of the principal amount of the April 2021 VM Senior Secured Notes and the 2025 VM Sterling Senior Secured Notes and (ii) the prepayment of VM Facility A and VM Facility B under the VM Credit Facility. This loss includes (a) the write-off of $17.9 million of deferred financing costs, (b) the payment of $10.7 million of redemption premium and (c) the write-off of $1.5 million of unamortized discount; and

•
an $8.1 million loss related to the redemption of 10% of the principal amount of (i) the September 2012 UM Senior Secured Notes, (ii) the December 2012 UM Euro Senior Secured Notes, (iii) the January 2013 UM Senior Secured Notes and (iv) the April 2013 UM Senior Secured Notes. This loss includes (a) the payment of $6.4 million of redemption premium and (b) the write-off of $1.7 million of deferred financing costs.

Our loss on debt modification and extinguishment, net, during the three months ended March 31, 2014 includes the following:

•
a $16.5 million loss related to the repayment of Facilities R, S, AE and AF under the UPC Broadband Holding Bank Facility. This loss includes (i) the write-off of $11.6 million of deferred financing costs and (ii) the write-off of $4.9 million of unamortized discount; and

•
an aggregate loss of $4.3 million related to the write-off of deferred financing costs, including (i) a $2.3 million loss associated with the repayment of the limited recourse margin loan that was secured by a portion of our investment in Ziggo and (ii) a $2.0 million loss associated with the repayment of VTR’s then-existing term loan bank facility.

For additional information concerning our losses on debt modification and extinguishment, net, see note 7 to our March 31, 2015 condensed consolidated financial statements.

Income tax benefit (expense)
The details of our income tax benefit (expense) are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Liberty Global Group	$93.8	$107.2
LiLAC Group	(15.9)	9.8
Total	$77.9	$117.0
The income tax benefit during the three months ended March 31, 2015 differs from the expected income tax benefit of $121.4 million (based on the U.K. statutory income tax rate of 20.25%) primarily due to the net negative impact of an increase in valuation allowances. The net negative impact of this item was partially offset by the net positive impact of (i) statutory tax rates in certain jurisdictions in which we operate that are different than the U.K. statutory income tax rate, (ii) non-deductible or non-taxable foreign currency exchange results and (iii) the tax effect of intercompany financing.
The income tax benefit during the three months ended March 31, 2014 differs from the expected income tax benefit of $115.5 million (based on the U.K. statutory income tax rate of 21.5%) primarily due to the net positive impact of (i) statutory tax rates in certain jurisdictions in which we operate that are different than the U.K. statutory income tax rate, (ii) the tax effect of intercompany financing and (iii) the recognition of previously unrecognized tax benefits. The net positive impact of these items were partially offset by the net negative impact of (a) an increase in valuation allowances, (b) certain permanent differences between the financial and tax accounting treatment of items associated with investments in subsidiaries and affiliates and (c) certain permanent differences between the financial and tax accounting treatment of interest and other items.
For additional information concerning our income taxes, see note 8 to our March 31, 2015 condensed consolidated financial statements.
Earnings (loss) from continuing operations
The details of our earnings (loss) from continuing operations are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Liberty Global Group	$(554.1)	$(349.2)
LiLAC Group	32.4	(70.8)
Total	$(521.7)	$(420.0)
During the three months ended March 31, 2015 and 2014, we reported losses from continuing operations of $521.7 million and $420.0 million, respectively, including (i) operating income of $557.5 million and $581.7 million, respectively, (ii) net non-operating expense of $1,157.1 million and $1,118.7 million, respectively, and (iii) income tax benefit of $77.9 million and $117.0 million, respectively.
Gains or losses associated with (i) changes in the fair values of derivative instruments, (ii) movements in foreign currency exchange rates and (iii) the disposition of assets and changes in ownership are subject to a high degree of volatility and, as such, any gains from these sources do not represent a reliable source of income. In the absence of significant gains in the future from these sources or from other non-operating items, our ability to achieve earnings from continuing operations is largely dependent on our ability to increase our aggregate operating cash flow to a level that more than offsets the aggregate amount of our (a) share-based compensation expense, (b) depreciation and amortization, (c) impairment, restructuring and other operating items, net, (d) interest expense, (e) other net non-operating expenses and (f) income tax expenses.
Due largely to the fact that we seek to maintain our debt at levels that provide for attractive equity returns, as discussed under Material Changes in Financial Condition — Capitalization below, we expect that we will continue to report significant levels of interest expense for the foreseeable future. For information concerning the reasons for changes in specific line items in our condensed consolidated statements of operations, see the discussion under Discussion and Analysis of our Reportable Segments and Discussion and Analysis of our Consolidated Operating Results above.
Discontinued operation
Our earnings from discontinued operation, net of taxes, of $0.8 million during the three months ended March 31, 2014, relate to the operations of the Chellomedia Disposal Group. In addition, we recognized an after-tax gain on the disposal of a discontinued operation of $332.7 million (including a gain of $339.9 million recorded in the first quarter of 2014 and a $7.2 million adjustment to the gain recorded in the second quarter of 2014) related to the January 31, 2014 completion of the Chellomedia Transaction.
Net loss (earnings) attributable to noncontrolling interests
The details of our net loss (earnings) attributable to noncontrolling interests are as follows:

	Three months ended March 31,
	2015	2014
	in millions

Liberty Global Group	$(14.0)	$(3.3)
LiLAC Group	(1.8)	3.8
Total	$(15.8)	$0.5
Net earnings or loss attributable to noncontrolling interests includes the noncontrolling interests’ share of the results of our continuing and discontinued operations. We reported net earnings attributable to noncontrolling interests of $15.8 million during the three months ended March 31, 2015, as compared to a net loss attributable to noncontrolling interests of $0.5 million during the corresponding period in 2014. This change is primarily attributable to an improvement in the results of operations of Telenet.

Material Changes in Financial Condition
Sources and Uses of Cash
We are a holding company that is dependent on the capital resources of our subsidiaries to satisfy our liquidity requirements at the corporate level. Although our consolidated operating subsidiaries generate cash from operating activities, each of our significant operating subsidiaries is included within one of our seven subsidiary “borrowing groups,” which borrowing groups comprise Virgin Media, UPC Holding, Unitymedia, Ziggo Group Holding, Telenet, VTR Finance and Liberty Puerto Rico, each together with their respective restricted subsidiaries. As set forth in the table below, our borrowing groups accounted for a significant portion of our consolidated cash and cash equivalents at March 31, 2015. The terms of the instruments governing the indebtedness of these borrowing groups restrict our ability to access the assets of these subsidiaries. In addition, our ability to access the liquidity of these and other subsidiaries may be limited by tax and legal considerations, the presence of noncontrolling interests and other factors.
Cash and cash equivalents
The details of the U.S. dollar equivalent balances of our consolidated cash and cash equivalents at March 31, 2015 are set forth in the following table. With the exception of VTR Finance and Liberty Puerto Rico, which are attributed to the LiLAC Group, all of our cash and cash equivalents are attributed to the Liberty Global Group at March 31, 2015 (in millions):

Cash and cash equivalents held by:
Liberty Global and unrestricted subsidiaries:
Liberty Global (a)	$85.0
Unrestricted subsidiaries (b) (c) (d)	121.6
Total Liberty Global and unrestricted subsidiaries	206.6
Borrowing groups (e):
Telenet	138.4
Ziggo Group Holding	93.8
Virgin Media (c)	54.3
VTR Finance	49.8
UPC Holding	48.0
Liberty Puerto Rico	30.2
Unitymedia	9.3
Total borrowing groups	423.8
Total cash and cash equivalents	$630.4

Liberty Global Group	$550.4
LiLAC Group	80.0
Total cash and cash equivalents	$630.4
_______________

(a)	Represents the amount held by Liberty Global on a standalone basis.

(b)	Represents the aggregate amount held by subsidiaries of the Liberty Global Group that are outside of our borrowing groups.

(c)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The $1.0 million of cash and cash equivalents held by Virgin Media is included in the amount shown for Liberty Global’s unrestricted subsidiaries.

(d)
In order to provide liquidity to fund, among other things, ongoing operating costs and acquisitions, we intend, prior to the distribution of the LiLAC Ordinary Shares, to contribute $100 million in cash to one or more subsidiaries attributed to the LiLAC Group that are outside of the VTR Finance and Liberty Puerto Rico borrowing groups.

(e)	Except as otherwise noted, represents the aggregate amounts held by the parent entity and restricted subsidiaries of our borrowing groups.

Liquidity of Liberty Global and its unrestricted subsidiaries
The $85.0 million of cash and cash equivalents held by Liberty Global and, subject to certain tax and legal considerations, the $121.6 million of cash and cash equivalents held by Liberty Global’s unrestricted subsidiaries, represented available liquidity at the corporate level at March 31, 2015. Our remaining cash and cash equivalents of $423.8 million at March 31, 2015 were held by our borrowing groups as set forth in the table above. As noted above, various factors may limit our ability to access the cash of our borrowing groups. For information regarding certain limitations imposed by our subsidiaries’ debt instruments at March 31, 2015, see note 7 to our March 31, 2015 condensed consolidated financial statements.
Our current sources of corporate liquidity include (i) cash and cash equivalents held by Liberty Global and, subject to certain tax and legal considerations, Liberty Global’s unrestricted subsidiaries, (ii) interest received on a note receivable from a subsidiary (outstanding principal of $9.6 billion at March 31, 2015) and (iii) interest and dividend income received on our and, subject to certain tax and legal considerations, our unrestricted subsidiaries’ cash and cash equivalents and investments.
From time to time, Liberty Global and its unrestricted subsidiaries may also receive (i) proceeds in the form of distributions or loan repayments from Liberty Global’s borrowing groups or affiliates, including any principal payments received on the aforementioned note receivable from a subsidiary, upon (a) the completion of recapitalizations, refinancings, asset sales or similar transactions by these entities or (b) the accumulation of excess cash from operations or other means, (ii) proceeds upon the disposition of investments and other assets of Liberty Global and its unrestricted subsidiaries and (iii) proceeds in connection with the incurrence of debt by Liberty Global or its unrestricted subsidiaries or the issuance of equity securities by Liberty Global, including equity securities issued to satisfy subsidiary obligations. No assurance can be given that any external funding would be available to Liberty Global or its unrestricted subsidiaries on favorable terms, or at all.
At March 31, 2015, our consolidated cash and cash equivalents balance includes $504.7 million that is held by entities that are domiciled outside of the U.K. Based on our assessment of our ability to access the liquidity of our subsidiaries on a tax efficient basis and our expectations with respect to our corporate liquidity requirements, we do not anticipate that tax considerations will adversely impact our corporate liquidity over the next 12 months. Our ability to access the liquidity of our subsidiaries on a tax efficient basis is a consideration in assessing the extent of our share repurchase program.
The ongoing cash needs of Liberty Global and its unrestricted subsidiaries include (i) corporate general and administrative expenses, (ii) interest payments on notes payable to certain subsidiaries (aggregate outstanding principal of $1.1 billion at March 31, 2015) and (iii) interest payments on the Sumitomo Collar Loan. In addition, Liberty Global and its unrestricted subsidiaries may require cash in connection with (a) the repayment of third-party and intercompany debt, (b) the satisfaction of contingent liabilities, (c) acquisitions, (d) the repurchase of equity and debt securities, (e) other investment opportunities or (f) income tax payments. For information regarding our contingencies, see note 13 to our March 31, 2015 condensed consolidated financial statements.
During the three months ended March 31, 2015, we purchased a total of 9,781,810 Liberty Global Class C ordinary shares at a weighted average price of $48.87 per share, for an aggregate purchase price of $478.1 million, including direct acquisition costs and the effects of derivative instruments. At March 31, 2015, the remaining amount authorized for share repurchases was $3,458.1 million.
Liquidity of borrowing groups
The cash and cash equivalents of our borrowing groups are detailed in the table above. In addition to cash and cash equivalents, the primary sources of liquidity of our borrowing groups are cash provided by operations and borrowing availability under their respective debt instruments. For the details of the borrowing availability of such entities at March 31, 2015, see note 7 to our March 31, 2015 condensed consolidated financial statements. The aforementioned sources of liquidity may be supplemented in certain cases by contributions and/or loans from Liberty Global and its unrestricted subsidiaries. The liquidity of our borrowing groups generally is used to fund property and equipment additions and debt service requirements. From time to time, our borrowing groups may also require liquidity in connection with (i) acquisitions and other investment opportunities, (ii) loans to Liberty Global, (iii) capital distributions to Liberty Global and other equity owners or (iv) the satisfaction of contingencies. No assurance can be given that any external funding would be available to our borrowing groups on favorable terms, or at all. For information regarding the liquidity requirements of certain of our borrowing groups with respect to Liberty Puerto Rico’s pending acquisition of Choice and Telenet’s pending acquisition of BASE, see notes 3 and 15 to our March 31, 2015 condensed consolidated financial statements. For information regarding our borrowing groups’ contingencies, see note 13 to our March 31, 2015 condensed consolidated financial statements.
For additional information regarding our consolidated cash flows, see the discussion under Condensed Consolidated Statements of Cash Flows below.

Capitalization
We seek to maintain our debt at levels that provide for attractive equity returns without assuming undue risk. In this regard, we generally seek to cause our operating subsidiaries to maintain their debt at levels that result in a consolidated debt balance (excluding the Sumitomo Collar Loan and the ITV Collar Loan and measured using subsidiary debt figures at swapped foreign currency exchange rates, consistent with the covenant calculation requirements of our subsidiary debt agreements) that is between four and five times our consolidated operating cash flow, although it should be noted that the timing of our acquisitions and financing transactions (including those related to the Ziggo Acquisition) and the interplay of average and spot foreign currency rates may impact this ratio. The ratio of our March 31, 2015 consolidated debt to our annualized consolidated operating cash flow for the quarter ended March 31, 2015 was 4.9x. In addition, the ratio of our March 31, 2015 consolidated net debt (debt, as defined above, less cash and cash equivalents) to our annualized consolidated operating cash flow for the quarter ended March 31, 2015 was 4.8x.
When it is cost effective, we generally seek to match the denomination of the borrowings of our subsidiaries with the functional currency of the operations that are supporting the respective borrowings. As further discussed in note 4 to our March 31, 2015 condensed consolidated financial statements, we also use derivative instruments to mitigate foreign currency and interest rate risk associated with our debt instruments.
Our ability to service or refinance our debt and to maintain compliance with the leverage covenants in the credit agreements and indentures of our borrowing groups is dependent primarily on our ability to maintain or increase the operating cash flow of our operating subsidiaries and to achieve adequate returns on our property and equipment additions and acquisitions. In addition, our ability to obtain additional debt financing is limited by the leverage covenants contained in the various debt instruments of our borrowing groups. For example, if the operating cash flow of UPC Broadband Holding were to decline, we could be required to partially repay or limit our borrowings under the UPC Broadband Holding Bank Facility in order to maintain compliance with applicable covenants. No assurance can be given that we would have sufficient sources of liquidity, or that any external funding would be available on favorable terms, or at all, to fund any such required repayment. At March 31, 2015, each of our borrowing groups was in compliance with its debt covenants. In addition, we do not anticipate any instances of non-compliance with respect to the debt covenants of our borrowing groups that would have a material adverse impact on our liquidity during the next 12 months.
At March 31, 2015, our outstanding consolidated debt and capital lease obligations aggregated $44.1 billion, including $1,292.8 million that is classified as current in our March 31, 2015 condensed consolidated balance sheet and $40.9 billion that is not due until 2020 or thereafter. For additional information concerning our current debt maturities, see note 7 to our March 31, 2015 condensed consolidated financial statements.
Notwithstanding our negative working capital position at March 31, 2015, we believe that we have sufficient resources to repay or refinance the current portion of our debt and capital lease obligations and to fund our foreseeable liquidity requirements during the next 12 months. However, as our maturing debt grows in later years, we anticipate that we will seek to refinance or otherwise extend our debt maturities. No assurance can be given that we will be able to complete these refinancing transactions or otherwise extend our debt maturities. In this regard, it is not possible to predict how political and economic conditions, sovereign debt concerns or any adverse regulatory developments could impact the credit and equity markets we access and, accordingly, our future liquidity and financial position. However, (i) the financial failure of any of our counterparties could (a) reduce amounts available under committed credit facilities and (b) adversely impact our ability to access cash deposited with any failed financial institution and (ii) tightening of the credit markets could adversely impact our ability to access debt financing on favorable terms, or at all. In addition, any weakness in the equity markets could make it less attractive to use our shares to satisfy contingent or other obligations, and sustained or increased competition, particularly in combination with adverse economic or regulatory developments, could have an unfavorable impact on our cash flows and liquidity.
All of our consolidated debt and capital lease obligations have been borrowed or incurred by our subsidiaries at March 31, 2015.
For additional information concerning our debt and capital lease obligations, see notes 7 and 15 to our March 31, 2015 condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows
General. Our cash flows are subject to significant variations due to FX. All of the cash flows discussed below are those of our continuing operations.
Summary. Our condensed consolidated statements of cash flows for the three months ended March 31, 2015 and 2014 are summarized as follows:

	Three months ended March 31,
	2015	2014	Change
	in millions

Net cash provided by operating activities	$1,373.9	$1,320.4	$53.5
Net cash provided (used) by investing activities	(775.0)	231.7	(1,006.7)
Net cash used by financing activities	(1,110.6)	(1,162.3)	51.7
Effect of exchange rate changes on cash	(16.4)	15.0	(31.4)
Net increase (decrease) in cash and cash equivalents	$(528.1)	$404.8	$(932.9)
Operating Activities. Our net cash flows from operating activities attributed to the Liberty Global Group and the LiLAC Group are as follows:

	Three months ended March 31,
	2015	2014	Change
	in millions

Net cash provided by operating activities:
Liberty Global Group	$1,353.9	$1,227.2	$126.7
LiLAC Group	20.0	93.2	(73.2)
Total	$1,373.9	$1,320.4	$53.5
The increase in net cash provided by our operating activities is primarily attributable to the net effect of (i) a decrease in the reported net cash provided by operating activities due to FX, (ii) an increase in the cash provided by our operating cash flow and related working capital items, largely due to the impact of the Ziggo Acquisition, (iii) a decrease in cash provided due to higher cash payments for taxes, (iv) an increase in cash provided due to lower cash payments related to derivative instruments and (v) a decrease in cash provided due to higher cash payments for interest.
Investing Activities. Our net cash flows from investing activities attributed to the Liberty Global Group and the LiLAC Group are as follows:

	Three months ended March 31,
	2015	2014	Change
	in millions

Net cash provided (used) by investing activities:
Liberty Global Group	$(725.1)	$676.7	$(1,401.8)
LiLAC Group	(48.3)	(40.4)	(7.9)
Inter-group eliminations	(1.6)	(404.6)	403.0
Total	$(775.0)	$231.7	$(1,006.7)
The change in net cash provided (used) by our investing activities is primarily attributable to the net effect of (i) a decrease in cash of $993.0 million associated with cash proceeds received during 2014 in connection with the Chellomedia Transaction, (ii) a decrease in cash of $113.6 million associated with higher cash paid in connection with investments in and loans to affiliates and others and (iii) an increase in cash of $73.8 million due to lower capital expenditures. Capital expenditures decreased from $735.0 million during the first three months of 2014 to $661.2 million during the first three months of 2015 due to the net effect of (i) a decrease due to FX, (ii) an increase related to the Ziggo Acquisition and (iii) a net decrease in the local currency capital expenditures of our subsidiaries, primarily due to an increase in vendor financing during the 2015 period as compared to 2014.
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or capital lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the principal is repaid. In the following discussion, we refer to (i) our capital expenditures as reported in our consolidated statements of cash flows, which exclude amounts financed under capital-related vendor financing or capital lease arrangements, and (ii) our total property and equipment additions, which include our capital expenditures on an accrual basis and amounts financed under capital-related vendor financing or capital lease arrangements. A reconciliation of our consolidated property and equipment additions to our consolidated capital expenditures as reported in our condensed consolidated statements of cash flows is set forth below:

	Three months ended March 31,
	2015			2014
	Liberty Global Group	LiLAC Group	Total	Liberty Global Group	LiLAC Group	Total
	in millions

Property and equipment additions	$868.8	$56.1	$924.9	$851.2	$59.0	$910.2
Assets acquired under capital-related vendor financing arrangements	(295.0)	—	(295.0)	(170.5)	—	(170.5)
Assets acquired under capital leases	(62.0)	—	(62.0)	(49.0)	—	(49.0)
Changes in current liabilities related to capital expenditures	99.6	(6.3)	93.3	63.2	(18.9)	44.3
Capital expenditures	$611.4	$49.8	$661.2	$694.9	$40.1	$735.0
The property and equipment additions attributable to the Liberty Global Group are primarily attributable to the European Operations Division, which aggregated $829.7 million and $849.1 million during the three months ended March 31, 2015 and 2014, respectively. The decrease in the European Operations Division’s property and equipment additions is primarily due to the net effect of (i) a decrease due to FX, (ii) an increase due to the impact of the Ziggo Acquisition, (iii) a decrease in expenditures for the purchase and installation of customer premises equipment, (iv) a decrease in expenditures for new build and upgrade projects to expand services and (v) an increase in expenditures for support capital, such as information technology upgrades and general support systems.
Property and equipment additions attributable to the LiLAC Group, which are primarily attributable to the LiLAC Division, decreased during the three months ended March 31, 2015, as compared to the corresponding period in 2014, primarily due to decreases in (i) FX and (ii) expenditures for the purchase and installation of customer premises equipment.
Financing Activities. Our net cash flows from financing activities attributed to the Liberty Global Group and the LiLAC Group are as follows:

	Three months ended March 31,
	2015	2014	Change
	in millions

Net cash provided (used) by financing activities:
Liberty Global Group	$(1,115.1)	$(1,454.7)	$339.6
LiLAC Group	2.9	(112.2)	115.1
Inter-group eliminations	1.6	404.6	(403.0)
Total	$(1,110.6)	$(1,162.3)	$51.7
The decrease in net cash used by our financing activities is primarily attributable to the net effect of (i) a decrease in cash used of $656.0 million related to higher net borrowings of debt, (ii) an increase in cash used of $388.3 million due to higher cash paid related to derivative instruments, (iii) an increase in cash used of $230.7 million due to higher payments for financing costs and debt premiums, (iv) a decrease in cash used of $57.4 million due to changes in cash collateral and (v) an increase in cash used of $49.1 million related to higher repurchases of our shares.

Free cash flow
We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the details of our free cash flow:

	Three months ended March 31,
	2015			2014
	Liberty Global Group	LiLAC Group	Total	Liberty Global Group	LiLAC Group	Total
	in millions

Net cash provided by operating activities of our continuing operations	$1,353.9	$20.0	$1,373.9	$1,227.2	$93.2	$1,320.4
Excess tax benefits from share-based compensation (a)	16.8	3.2	20.0	—	—	—
Cash payments for direct acquisition and disposition costs	6.6	1.0	7.6	10.9	0.3	11.2
Expenses financed by an intermediary (b)	9.1	—	9.1	6.9	—	6.9
Capital expenditures	(611.4)	(49.8)	(661.2)	(694.9)	(40.1)	(735.0)
Principal payments on amounts financed by vendors and intermediaries	(381.7)	—	(381.7)	(220.8)	—	(220.8)
Principal payments on certain capital leases	(37.6)	(0.1)	(37.7)	(46.3)	(0.1)	(46.4)
Free cash flow	$355.7	$(25.7)	$330.0	$283.0	$53.3	$336.3
_______________

(a)
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated statements of cash flows.

(b)
For purposes of our consolidated statement of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary. The inclusion of this adjustment represents a change in our definition of free cash flow that we implemented effective January 1, 2015. The free cash flow reported for the 2014 period has been revised to calculate free cash flow on a basis that is consistent with the new definition.

Contractual Commitments
The U.S. dollar equivalents of the commitments of our continuing operations as of March 31, 2015 are presented below:

	Payments due during:
	Remainder of 2015
		2016	2017	2018	2019	2020	Thereafter	Total
	in millions

Debt (excluding interest)	$984.3	$483.0	$887.5	$244.0	$18.1	$4,184.1	$35,868.9	$42,669.9
Capital leases (excluding interest)	143.8	144.2	107.4	82.0	70.0	70.4	789.9	1,407.7
Programming commitments	626.2	772.8	613.8	530.0	231.6	1.6	0.3	2,776.3
Network and connectivity commitments	265.3	249.1	228.0	120.2	84.9	60.5	873.2	1,881.2
Purchase commitments	800.8	116.8	56.8	11.3	3.9	—	—	989.6
Operating leases	128.7	138.9	116.1	97.7	76.4	45.2	245.6	848.6
Other commitments	272.2	180.0	138.9	82.9	42.5	21.5	26.6	764.6
Total (a) (b)	$3,221.3	$2,084.8	$2,148.5	$1,168.1	$527.4	$4,383.3	$37,804.5	$51,337.9
Projected cash interest payments on debt and capital lease obligations (c):
Liberty Global Group	$1,416.0	$2,082.9	$2,026.3	$2,013.6	$1,990.1	$1,940.8	$5,334.4	$16,804.1
LiLAC Group	75.0	132.2	132.1	132.1	132.1	132.1	446.0	1,181.6
Total	$1,491.0	$2,215.1	$2,158.4	$2,145.7	$2,122.2	$2,072.9	$5,780.4	$17,985.7
_______________

(a)	For the details of the attribution of our commitments to the Liberty Global Group and the LiLAC Group, see note 7 to our attributed financial information.

(b)
The commitments reflected in this table do not reflect any liabilities that are included in our March 31, 2015 condensed consolidated balance sheet other than debt and capital lease obligations. Our liability for uncertain tax positions in the various jurisdictions in which we operate ($371.7 million at March 31, 2015) has been excluded from the table as the amount and timing of any related payments are not subject to reasonable estimation.

(c)
Amounts are based on interest rates, interest payment dates and contractual maturities in effect as of March 31, 2015. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments required in future periods. In addition, the amounts presented do not include the impact of our interest rate derivative contracts, deferred financing costs, discounts or premiums, all of which affect our overall cost of borrowing.

Programming commitments consist of obligations associated with certain of our programming, studio output and sports rights contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees without regard to (i) the actual number of subscribers to the programming services, (ii) whether we terminate service to a portion of our subscribers or dispose of a portion of our distribution systems or (iii) whether we discontinue our premium sports services. In addition, programming commitments do not include increases in future periods associated with contractual inflation or other price adjustments that are not fixed. Accordingly, the amounts reflected in the above table with respect to these contracts are significantly less than the amounts we expect to pay in these periods under these contracts. Payments to programming vendors have in the past represented, and are expected to continue to represent in the future, a significant portion of our operating costs. In this regard, during the three months ended March 31, 2015 and 2014, the third-party programming and copyright costs incurred by our broadband communications and DTH operations aggregated $557.5 million and $517.0 million, respectively.
Network and connectivity commitments include (i) Telenet’s commitments for certain operating costs associated with its leased network, (ii) commitments associated with our MVNO agreements and (iii) certain repair and maintenance, fiber capacity and energy commitments of Unitymedia. Subsequent to October 1, 2015, Telenet’s commitments for certain operating costs will be subject to adjustment based on changes in the network operating costs incurred by Telenet with respect to its own networks. These potential adjustments are not subject to reasonable estimation and, therefore, are not included in the above table. The amounts reflected in the table with respect to certain of our MVNO commitments represent fixed minimum amounts payable under these agreements and, therefore, may be significantly less than the actual amounts we ultimately pay in these periods.
Purchase commitments include unconditional purchase obligations associated with commitments to purchase customer premises and other equipment that are enforceable and legally binding on us.
Commitments arising from acquisition agreements are not reflected in the above table. For additional information, see note 13 to our March 31, 2015 condensed consolidated financial statements. For information regarding our commitments under acquisition agreements, see notes 3 and 15 to our March 31, 2015 condensed consolidated financial statements.
In addition to the commitments set forth in the table above, we have significant commitments under (i) derivative instruments and (ii) defined benefit plans and similar agreements, pursuant to which we expect to make payments in future periods. For information regarding projected cash flows associated with these derivative instruments, see Projected Cash Flows Associated with Derivatives below. For information regarding our derivative instruments, including the net cash paid or received in connection with these instruments during the three months ended March 31, 2015 and 2014, see note 4 to our March 31, 2015 condensed consolidated financial statements.
We also have commitments pursuant to agreements with, and obligations imposed by, franchise authorities and municipalities, which may include obligations in certain markets to move aerial cable to underground ducts or to upgrade, rebuild or extend portions of our broadband communication systems. Such amounts are not included in the above table because they are not fixed or determinable.
Projected Cash Flows Associated with Derivative Instruments
The following table provides information regarding the projected cash flows of our continuing operations associated with our derivative instruments. The U.S. dollar equivalents presented below are based on interest rates and exchange rates that were in effect as of March 31, 2015. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments required in future periods. For additional information regarding our derivative instruments, including our counterparty credit risk, see note 4 to our March 31, 2015 condensed consolidated financial statements.

	Payments (receipts) due during:
	Remainder of 2015
		2016	2017	2018	2019	2020	Thereafter	Total
	in millions
Projected derivative cash payments (receipts), net:
Liberty Global Group:
Interest-related (a)	$29.6	$31.5	$87.9	$47.7	$(2.1)	$(16.9)	$25.8	$203.5
Principal-related (b)	—	55.7	227.2	(120.4)	(87.2)	(251.9)	(1,360.0)	(1,536.6)
Other (c)	18.2	(151.3)	(212.8)	(68.5)	—	—	—	(414.4)
Total Liberty Global Group	47.8	(64.1)	102.3	(141.2)	(89.3)	(268.8)	(1,334.2)	(1,747.5)
LiLAC Group:
Interest-related (a)	18.5	37.4	37.3	37.3	37.3	37.3	56.1	261.2
Principal-related (b)	—	—	—	—	—	—	(183.9)	(183.9)
Other (c)	(0.8)	—	—	—	—	—	—	(0.8)
Total LiLAC Group	17.7	37.4	37.3	37.3	37.3	37.3	(127.8)	76.5
Total	$65.5	$(26.7)	$139.6	$(103.9)	$(52.0)	$(231.5)	$(1,462.0)	$(1,671.0)
_______________

(a)	Includes (i) the cash flows of our interest rate cap, collar and swap contracts and (ii) the interest-related cash flows of our cross-currency and interest rate swap contracts.

(b)	Includes the principal-related cash flows of our cross-currency contracts.

(c)
Includes amounts related to our equity-related derivative instruments and, to a lesser extent, our foreign currency forward contracts, as applicable. We may elect to use cash or the collective value of the related shares and equity-related derivative instrument to settle the ITV Collar Loan and the Sumitomo Collar Loan.